Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 2, 2014

among

BLUE CAPITAL REINSURANCE HOLDINGS LTD.,

as Borrower,

THE GUARANTORS PARTY HERETO,
as Guarantors,

ROYAL BANK OF CANADA,
as Administrative Agent

RBC CAPITAL MARKETS,
as Arranger

and

THE LENDERS PARTY HERETO

i

APPENDICES

Appendix A	Revolving Commitments

SCHEDULES

Schedule 4.01(k)	Organizational Chart
Schedule 5.05	Litigation
Schedule 5.14(a)	Capital Stock
Schedule 5.14(b)	Subsidiaries
Schedule 7.02	Existing Liens
Schedule 7.09	Existing and Committed Investments
Schedule 7.16	Restrictive Agreements
Schedule 10.02	Addresses for Notices

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Revolving Loan Note
Exhibit C-1	Form of Revolving Loan Notice
Exhibit C-2	Form of Continuation/Conversion Notice
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guarantee Agreement
Exhibit F-1	Form of Opinion of Cravath, Swaine & Moore LLP
Exhibit F-2	Form of Opinion of Appleby (Bermuda) Limited
Exhibit F-3	Form of In-House Opinion
Exhibit G	Form of Prepayment Notice

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 2, 2014, by and among BLUE CAPITAL REINSURANCE HOLDINGS LTD., a Bermuda exempted limited liability company (“BCR Holdings” or the “Borrower”), the Guarantors from time to time party to the Guarantee Agreement (as defined below), the lenders from time to time party to this Agreement (collectively, the “Lenders”; individually, each, a “Lender”), and ROYAL BANK OF CANADA, as administrative agent for the Lenders (the “Administrative Agent”) and the other agents and arrangers party hereto.

WHEREAS, the Borrower desires to obtain from the Lenders a revolving credit facility in an aggregate principal amount of $20,000,000;

WHEREAS, the Borrower intends to use the proceeds of the revolving credit facility (i) for working capital and general corporate purposes of the Borrower and (ii) to pay fees and expenses incurred in connection with this Agreement and the Transactions; and

WHEREAS, each of the Guarantors (as defined below) is willing to guarantee the obligations of the Borrower, as provided in the Guarantee Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Certain Defined Terms.

The following terms have the following meanings:

“Acquisition” means (i) any Investment by the Borrower or any of its Subsidiaries in a Person (other than an existing Wholly-Owned Subsidiary) whereby such Person becomes a direct or indirect Subsidiary of the Borrower or is merged or amalgamated with and into the Borrower or such Subsidiary or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than an existing Wholly-Owned Subsidiary) that constitutes all or substantially all of the assets of such Person or of any division, line of business, book of business or business unit of such Person; provided that capital expenditures (as determined in accordance with GAAP) that do not, individually or as part of a series of related transactions, result in the acquisition of all or substantially all of the assets of any Person or any division, line of business, book of business or business unit of such Person shall not be deemed to be an Acquisition.

“Administrative Agent” has the meaning specified in the introduction to this Agreement, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time specify.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of the other Person or (b) to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise.

“Agent-Related Persons” means the initial Administrative Agent, any successor Administrative Agent and the Arranger, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“A.M. Best” means A.M. Best Company.

“Anti-Corruption Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to corruption or bribery and including, but not limited to, the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.).

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties related to terrorism financing or money laundering including any applicable provision of the Patriot Act (as defined below) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means (i) with respect to Eurodollar Rate Loans, 1.00% and (ii) with respect to Base Rate Loans, 0.00%.

“Applicable Revolving Commitment Fee Percentage” means 0.25%.

“Applicable Reserve Requirement” means, at any time, for any determination of the Eurodollar Rate, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Revolving Loan bearing interest at an interest rate based on the Eurodollar Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on a Revolving Loan bearing interest at an interest rate based on the

Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any of Holdings or any of its Subsidiaries provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, which is distributed to the Administrative Agent or Lenders by means of electronic communications pursuant to Section 10.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means RBC Capital Markets.(1)

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee substantially in the form of Exhibit D or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Authority” means any of the United Nations, the European Union, Her Majesty’s Treasury, any European Union member state, OFAC or any other United States government entity, the State Secretariat for Economic Affairs (“SECO”) of Switzerland, the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other body notified in writing by the Administrative Agent to the Borrower from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest determined by Royal Bank of Canada from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day, and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 1.00% per annum.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“BCR” means BLUE CAPITAL RE LTD., a Bermuda exempted limited liability company registered as a Class 3A insurer in Bermuda.

“BCR Holdings” has the meaning assigned to such term in the preamble hereto.

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“BCR Management Agreement” means the Investment Management Agreement, dated as of November 12, 2013 between BCR Holdings and Blue Capital Management Ltd.

“BCR Underwriting and Insurance Management Agreement” means the Underwriting and Insurance Management Agreement, dated as of November 12, 2013 by and among BCR Holdings, BCR and Blue Capital Insurance Managers Ltd.

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda, as amended, and the regulations promulgated thereunder.

“Bermuda Insurance Law” means the Insurance Act 1978 of Bermuda, as amended, and the regulations promulgated thereunder.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Date” means the date of a Credit Extension.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or New York City and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Period” means, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any bank or of any corporation controlling a bank.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase any of the foregoing; provided that, for the avoidance of doubt, Capital Stock shall not be deemed to include debt convertible or exchangeable for any of the foregoing.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as a capitalized lease, provided that, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.  For purposes of this definition, whenever in this Agreement is it necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect on January 1, 2014.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a short-term deposit rating of at least A-1 by S&P and P-l by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (c) commercial paper of an issuer rated at least A-2 by S&P and P-2 by Moody’s at the time of acquisition thereof, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P and A2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Obligations” means obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“CBOs” means notes or other instruments (other than CMOs) secured by collateral consisting primarily of debt securities and/or other types of debt obligations, including loans.

“Change of Control” means (a) with respect to Holdings, (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Montpelier Re; (ii) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of Holdings that represent 50.1% or more of the combined voting power of Holdings’ then outstanding securities; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new or replacement directors whose appointment or nomination by the board of directors or whose nomination by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who are either directors or replacement directors at the beginning of such period or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of Holdings’ board of directors then in office; (iv) Holdings ceases to be, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 100% of the Capital Stock of Montpelier Re; or (v) the occurrence of a “change of control” (howsoever defined) in any instrument governing any Indebtedness of Holdings or its Subsidiaries with an aggregate outstanding amount in excess of $25,000,000 that constitutes an “event of default” under such other debt instrument or would constitute an “event of default” after notice or passage of time under such other debt instrument; and (b) otherwise, (i) any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) equal to the greater of (x) the beneficial ownership percentage of Holdings and (y) 35% or more on a fully diluted basis of the outstanding shares of Voting Stock of BCR Holdings; (ii) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdings or a Subsidiary of Holdings, in each case, to the extent Holdings remains a Guarantor hereunder, shall obtain the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of BCR Holdings; (iii) with respect to BCR and ILS, BCR Holdings shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the outstanding shares of Voting Stock of such person; or (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of BCR Holdings cease to be occupied by (x) Persons who were members of the board of directors of BCR Holdings on the Closing Date or (y) any new directors whose election by such board or whose nomination for election by the shareholders of BCR Holdings was approved by a vote of a majority of the directors of BCR Holdings then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved.

“Closing Date” means May 2, 2014, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CMOs” means notes or other instruments secured by collateral consisting primarily of mortgages, mortgage-backed securities and/or other types of mortgage-related obligations.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Commitment” means any Revolving Commitment.

“Commitment Termination Date” means the earliest to occur of (i) the date that is three hundred sixty four (364) days after the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.05, (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.02 and (iv) the occurrence of a Management Event.

“Compensation Period” has the meaning specified in Section 2.09(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, without duplication, any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection or indemnities or other similar obligations under contracts entered into in the ordinary course of business and not in respect of Indebtedness or the issuance of Capital Stock), or guarantees the payment of dividends or other distributions upon the shares of any other Person; provided that the obligations of any Person under or in connection with Primary Policies, under or in connection with Reinsurance Agreements, or in connection with Investments of the Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries permitted by the applicable Department shall not be deemed Contingent Obligations of such Person.  The amount of any Contingent Obligation of any Person shall (subject to any limitation set forth therein) be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Controlled Group” means any trade or business (whether or not incorporated) under common control with a Credit Party or any of their Subsidiaries within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Conversion/Continuation Notice” means a notice of conversion or continuation of a Revolving Loan substantially in the form of Exhibit C-2.

“Credit Extension” means the making, conversion or continuation of a Revolving Loan.

“Credit Parties” means the Borrower and the Guarantors.

“Debt to Total Capitalization Ratio” means, as of any date of determination, without duplication, the ratio of (a) all consolidated Indebtedness (other than (i) Indebtedness in respect of undrawn letters of credit or drawn letters of credit that are reimbursed, issued on behalf of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary in the ordinary course of its business for insurance regulatory or reinsurance purposes, (ii) non-recourse Indebtedness of Insurance Subsidiaries and Subsidiaries thereof incurred in the ordinary course of business resulting from the sale or securitization of non-admitted assets, policy loans, CBOs and CMOs and (iii) intercompany Indebtedness) of any Person and its Subsidiaries outstanding on such date to (b) Total Capitalization of such Person and its Subsidiaries on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including state insurance insolvency laws.

“Default” means any event or circumstance that constitutes an Event of Default or that, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent or such Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Department” means, with respect to any Insurance Subsidiary, the Governmental Authority (including the applicable insurance commissioner or other titled officer with duties of an insurance commissioner) of such Insurance Subsidiary’s state of domicile with insurance regulatory jurisdiction over such Insurance Subsidiary, including, to the extent applicable, the Minister of Finance of Bermuda.

“Disposition” means the sale, assignment, leasing, transfer, contribution, conveyance, or other disposal of, or granting of options, warrants or other rights with respect to, any of a Person’s assets (including a sale and leaseback transaction and, in the case of any Subsidiary, the issuance or sale of its Capital Stock).  The terms “Dispose of”, “Disposing of” and “Disposed of” shall have correlative meaning.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to the first anniversary of the Commitment Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Commitment Termination Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties relating to economic sanctions and terrorism financing and applicable to any Lender or any Credit Party, including any economic sanctions administered by the U.S. Department of State and the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 — 1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates and (y) the Borrower shall be deemed to have approved an assignee unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered in a country or territory subject to OFAC sanctions or embargo programs;

(ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act or any other Requirement of Law; or (iii) is otherwise the subject of any Economic Sanctions Law.

“Entitled Person” has the meaning set forth in Section 10.22(b).

“Environmental Laws” means all Requirements of Law relating to pollution or protection of the environment, health and safety (as it relates to the environment).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Holdings, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the release, threatened release, generation, use, handling, transportation, storage or treatment of, or exposure to, any Hazardous Materials or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan:  the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest equal to the offered quotation rate to major banks in the offshore Dollar market at their request by the Administrative Agent’s London Branch for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Revolving Loan, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), (i) any United States federal withholding Tax that is imposed on amounts payable to such Lender under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01(a) or (ii) any Tax that is attributable to such Lender’s failure to comply with Section 3.01(e) and (c) any United States federal withholding Tax that is imposed pursuant to FATCA.

“Facility” means, collectively, the Revolving Loans and Revolving Commitments therefor.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version that is substantively comparable and not materially more onerous to comply with (including any Treasury regulations or other official administrative guidance promulgated thereunder), any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter, dated May 2, 2014 between the Borrower and the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fitch” means Fitch Ratings Limited.

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any defined benefit pension plan, benefit plan, fund (including any superannuation fund) or other similar program that, under the Requirements of Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) and is directly sponsored and maintained by a Credit Party primarily for the benefit of employees of the Borrower or any of its Subsidiaries who are employed and residing outside the United States.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of liability by any Credit Party or Subsidiaries thereof under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any material transaction related to a Foreign Plan that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any material liability by any Credit Party or any of their Subsidiaries, or the imposition on any Credit Party or any of their Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“FRB” means the Board of Governors of the Federal Reserve System and any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), that are applicable to the circumstances as of the date of determination.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial or regulatory functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any board of insurance, insurance department or insurance commissioner.

“Guarantee” has the meaning specified in the Guarantee Agreement.

“Guarantee Agreement” means the Guarantee Agreement, dated as of the Closing Date, among the Guarantors and the Administrative Agent, substantially in the form attached hereto as Exhibit E.

“Guaranteed Parties” has the meaning specified in the Guarantee Agreement.

“Guarantors” means each of Holdings, and each other Person that shall, at any time after the date thereof, become a Guarantor pursuant to the terms hereof.

“Hazardous Material” means any contaminant, pollutant or other hazardous or toxic substance, waste or material in any form that is subject to regulation or, as to which, liability or standards of conduct can be imposed under any Environmental Law.

“Historical Financial Statements” means as of the Closing Date, (i) audited annual consolidated financial statements of Holdings for fiscal years 2011, 2012 and 2013; and (ii) audited annual consolidated financial statements of BCR Holdings and Montpelier Re for fiscal year 2013.

“Holdings” means Montpelier Re Holdings Ltd., a Bermuda exempted limited liability company.

“Hybrid Securities” means any securities directly or indirectly issued by the applicable Person or any trust or other entity formed by such Person that are treated as hybrid capital by S&P.

“ILS” means BLUE CAPITAL RE ILS LTD., a Bermuda exempted limited liability company.

“Indebtedness” means, with respect to any Person, without duplication:  (a) all indebtedness of such Person for borrowed money or in respect of loans or advances; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all indebtedness in respect of letters of credit, whether or not drawn, and bankers’ acceptances and letters of guaranty issued for the account or upon the application or request of such Person; (d) all Capitalized Lease Liabilities of such Person; (e) the liabilities (if any) of such Person in respect of Swap Contracts as determined by reference to the Swap Termination Value thereof; (f) all obligations of such Person to pay the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued expenses incurred and trade accounts payable in each case in the ordinary course of business) and all obligations secured by a Lien on property owned or being purchased by such Person, but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached (including obligations arising under conditional sales or other title retention agreements); (g) any obligations of a partnership of the kind referred to in clauses (a) through (f) above or clause (i) below in which such Person is a general partner; (h) solely for purposes of Section 7.14, all obligations in respect of Disqualified Capital Stock of such Person; and (i) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above; provided, that obligations of such Person under any Reinsurance Agreement or any Primary Policy shall not constitute Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05(a).

“Indemnified Person” has the meaning specified in Section 10.05(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, conservation, rehabilitation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insurance Investments” means investments by an Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary for its investment portfolio (other than any of its Investments in Subsidiaries engaged in insurance lines of business) consistent with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary.

“Insurance Subsidiary” means any Subsidiary of Holdings that is required to be licensed as an insurer or reinsurer.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Credit Extension of which such Revolving Loan is a part; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date (but in each case, subject to the definition of “Interest Period”).

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period beginning on the date of the applicable Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Commitment Termination Date.

For purposes hereof, the date of a Credit Extension initially shall be the date on which such Credit Extension is made and thereafter shall be the effective date of the most recent continuation of such Credit Extension.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Type” means, when used with respect to any Revolving Loan, whether the rate of interest on such Revolving Loan is determined by reference to the Eurodollar Rate or the Base Rate.

“Investment” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, or any other investment in, any Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by the amount equal to any returns in respect of such Investment received by the investor thereof in the same form as the original Investment (or in cash).

“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“Judgment Currency” has the meaning set forth in Section 10.22(b).

“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 10.02 or in its administrative questionnaire delivered to the Administrative Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Borrower and the Administrative Agent.

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of insurance business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.

“Loan Documents” means this Agreement and amendments of and joinders to this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Revolving Loan Notes,  the Guarantee Agreement, the Fee Letter and any fee letter agreement entered into pursuant to Section 2.07 and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith on or after the date hereof.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.

A “Management Event” shall be deemed to have occurred if the BCR Management Agreement or the BCR Underwriting and Insurance Management Agreement shall cease to be in effect.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Acquisition” means any Acquisition of assets by the Borrower or its Subsidiaries in a transaction or series of related transactions for consideration exceeding $5,000,000 or constituting an acquisition of any Person or assets constituting a business unit, line of business or division of another Person or a facility, in each case whether by merger, consolidation, amalgamation or otherwise, other than any such acquisition by any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary of an Insurance Investment.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of Holdings or Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party; or (d) a material adverse change in the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Lender under any Loan Document.

“Material Disposition” means any disposition of assets by the Borrower or its Subsidiaries in a transaction or series of related transactions for consideration exceeding $5,000,000, or constituting a Disposition of assets constituting a business unit, line of business or division of such Person or of a facility, in each case whether by merger, consolidation, amalgamation or otherwise, other than any such disposition by any Insurance Subsidiary or any

Subsidiary of an Insurance Subsidiary of an Insurance Investment in the ordinary course of business in compliance with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary.

“Material Indebtedness” means (a) with respect to Holdings and Montpelier Re, Indebtedness having an aggregate outstanding principal amount, individually or in the aggregate (whether under one or more instruments), of not less than $25,000,000 and (b) otherwise, (x) if the Guarantee from Holdings of the Obligations is in full force and effect, with respect to Indebtedness guaranteed by Holdings, Indebtedness having an aggregate outstanding principal amount, individually or in the aggregate (whether under one or more instruments), of not less than $25,000,000 and (y) with respect to Indebtedness that is not guaranteed by Holdings or if the Guarantee from Holdings of the Obligations is not in full force and effect, Indebtedness having an aggregate outstanding principal amount, individually or in the aggregate (whether under one or more instruments), of not less than $5,000,000.

“MNPI” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Guarantors, the Borrower or their respective affiliates or securities.

“Montpelier Re” means Montpelier Reinsurance Ltd. a Bermuda exempted limited liability company.

“Moody’s” means Moody’s Investors Service, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities.

“Net Income” means, for any Person for any Calculation Period, the net income (or loss) of such Person for such period as determined, unless otherwise indicated, in accordance with GAAP.

“Net Worth” means the total common and preferred shareholders’ equity of any Person as determined in accordance with GAAP (calculated excluding (i) any charges taken to write off any goodwill included on Holdings’ balance sheet on the Closing Date to the extent such charges are required by FASB ASC 320 (Investments—Debt and Equity Securities) and ASC 350 (Intangibles—Goodwill and Others) and (ii) all noncontrolling interests (as determined in accordance with FASB ASC 160 (Noncontrolling Interests in Consolidated Financial Statements)) and including for the avoidance of doubt the aggregate principal amount of all Hybrid Securities of such Person and its Subsidiaries; provided that the aggregate outstanding amount of such Hybrid Securities of such Person and its Subsidiaries shall only be included in

Net Worth to the extent such amount would be included in a determination of the net worth of such Person and its Subsidiaries under the applicable procedures and guidelines of S&P as of the date hereof).

“Non-Consenting Lender” means a Lender that does not consent to an amendment or waiver pursuant to Section 10.01 that requires the consent of all or all affected Lenders in order to become effective and as to which Lenders holding more than 50% of the Revolving Loans and Revolving Commitments have consented.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Credit Party arising under any Loan Document with respect to the Revolving Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.

“OFAC” has the meaning set forth in the definition of “Economic Sanctions Law”.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation, the bye-laws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, or in the case of clauses (i), (ii) and (iii), the equivalent or comparable constituent documents in any applicable jurisdiction.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Revolving Loans, Revolving Commitments or Loan Document).

“Other Taxes” means any present or future recording, stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise, sales or property Taxes, charges or similar levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under Swap Contracts; provided that each of the following criteria is satisfied:  such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of managing risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority or other entity of whatever nature.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA that any Credit Party, any of their Subsidiaries, or any member of the Controlled Group sponsors or maintains or to which any Credit Party, any of their Subsidiaries, or any member of the Controlled Group makes, is making or is obligated to make, contributions.

“Portfolio Interest Exemption” has the meaning specified in Section 3.01(e).

“Prepayment Notice” means a written notice made pursuant to Section 2.05(e) substantially in the form of Exhibit G.

“Primary Policies” means any insurance or reinsurance policies issued by a Credit Party or any Insurance Subsidiary.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder and in connection with any event or transaction requiring a calculation on a Pro Forma Basis for any period, compliance with such test or covenant after giving effect to such event or transaction, and (i) in the case of any Material Acquisition or Material Disposition, including pro forma adjustments only to the extent consistent with Article 11 of Regulation S-X under the Securities Act and using for purposes of determining such compliance (x) in the case of any

Material Acquisition, the historical financial statements of all entities or assets so acquired or to be acquired and (y) the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and any other Material Acquisitions or Material Dispositions that have been consummated during such period, had been consummated on the first day of such period; (ii) in the case of any incurrence or prepayment or repayment of Indebtedness (other than under revolving credit facilities in the ordinary course of business), assuming such Indebtedness was incurred, prepaid or repaid on the first day of such period and assuming that such Indebtedness bears interest during the portion of such period prior to the date of incurrence at, in the case of Indebtedness bearing interest at a floating rate, the weighted average of the interest rates applicable to outstanding Revolving Loans during such period and, in the case of Indebtedness bearing interest at a fixed rate, such fixed rate; (iii) in the case of the declaration or payment of any dividend, assuming such dividend had been declared and paid on the first day of such period; and (iv) making such other pro forma adjustments as would be permitted or required by Regulation S-X under the Securities Act; provided, however, that such compliance calculation shall take into account other cost savings measures identified by the Borrower which the Administrative Agent, in its reasonable business judgment, deems reasonably identifiable and factually supportable, and which cost savings measures have been certified by a Responsible Officer.

“Pro Rata Share” means, at any time, with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender at such time by (b) the aggregate Revolving Exposure of all Lenders at such time.

“Purchase Money Debt” means Indebtedness incurred by a Person in connection with the purchase of fixed or capital assets by such Person, in which assets the seller or financier thereof has taken or retained a Lien; provided that (x) any such Lien attaches to such assets concurrently with or within one hundred twenty (120) days after the purchase thereof by such Person and (y) at the time of incurrence of such Indebtedness, the aggregate principal amount of such Indebtedness shall not exceed the costs of the assets so purchased plus fees and expenses reasonably related thereto.

“Register” has the meaning specified in Section 10.07(c).

“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement by which the Borrower or any Insurance Subsidiary agrees to transfer or cede to another insurer, or has transferred or ceded to it by another insurer, all or part of the liability assumed or assets held under one or more insurance, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements.  Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Revolving Lenders; provided that the aggregate amount of Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in each case applicable to or legally binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, or other officer of similar stature or responsibility, of a Credit Party.  Any document delivered under any Loan Document that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.  Unless otherwise specified, “Responsible Officer” means a Responsible Officer of the Borrower.

“Restricted Payments” has the meaning set forth in Section 7.08.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $20,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Commitment Termination Date.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Revolving Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Loan Note” means a promissory note in substantially the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Department in the jurisdiction of such Insurance Subsidiary for the preparation of financial reports by insurance companies of the same type as such Insurance Subsidiary that are applicable to the circumstances as of the date of filing of such report.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933 and the regulations promulgated thereunder.

“Specified Currency” has the meaning set forth in Section 10.22(a).

“Specified Place” has the meaning set forth in Section 10.22(a).

“Subsidiary” of a Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such Person and such Person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation, (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity, (c) the beneficial interest, if it is a trust, association or other unincorporated organization or (d) the membership interest, if it is a limited liability company.  Unless otherwise specified, “Subsidiary” means a Subsidiary of Holdings.  Notwithstanding the foregoing, BCR Holdings and its Subsidiaries will be deemed to be Subsidiaries of Holdings and Montpelier Re.

“Swap Contract” means any agreement relating to any transaction (whether or not arising under a master agreement) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, futures contract, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option, credit derivative transaction or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and any master agreement relating to or governing any or all of the foregoing; provided that, for all purposes under this Agreement, indemnities, swap contracts, index-linked securities and similar instruments in each case relating to industry loss warranties entered into by any Insurance Subsidiary in the ordinary course of business shall be deemed not to be Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Borrower based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Synthetic Purchase Agreement” means any agreement pursuant to which the Borrower or any of its Subsidiaries is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than the Borrower or any of its Subsidiaries (other than any Subsidiary that is a Subsidiary of an Insurance Subsidiary but is not itself an Insurance Subsidiary) of any Capital Stock or Indebtedness of the Borrower or any of its Subsidiaries (other than any Subsidiary that is a Subsidiary of an Insurance Subsidiary but is not itself an Insurance Subsidiary) or (b) any payment the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided that (i) no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or any of its Subsidiaries (or to their heirs or estates) and (ii) no such agreement in respect of any Disposition of any Capital Stock of a Subsidiary of the Borrower that is permitted by Section 7.03 shall in either case be deemed to be a Synthetic Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Status Certificate” has the meaning specified in Section 3.01(e).

“Total Assets” means, on any date, total assets of the applicable Person and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination.

“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of “Debt to Total Capitalization Ratio” plus (b) the consolidated Net Worth of the applicable Person.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans at such date.

“Transactions” means the (i) execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party, (ii) borrowing of the Revolving Loans hereunder and (iii) payment of fees and expenses incurred in connection with the foregoing.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Voting Stock” of any Person means Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Wholly-Owned Subsidiary” means any Person in which all of the Capital Stock (other than directors’ and national citizen qualifying shares or similar de minimis holdings by another Person, in each case, as required by law) is owned, beneficially and of record, by Holdings, or by one or more of the other Wholly-Owned Subsidiaries, or both.

Section 1.02.                          Other Interpretive Provisions.

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii)                                  The term “including” is not limiting and means “including without limitation”.

(iii)                               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(iv)                              The term “will” shall be construed to have the same meaning and effect as the word “shall”.

(d)                                 Unless otherwise expressly provided herein or the context requires otherwise, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) any reference herein to a Person shall be construed to include such Person’s permitted successors and assigns and (iv) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(e)                                  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)                                   This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)                                  This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Administrative Agent, the Borrower and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

Section 1.03.                          Classification of Loans.

For purposes of this Agreement, Revolving Loans may be classified and referred to by Interest Type (e.g., a “Eurodollar Rate Loan”).

Section 1.04.                          Accounting Principles.

(a)                                 Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP as in effect from time to time, consistently applied.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 In the event of any future Material Acquisition or Material Disposition, determinations of compliance with the financial covenants contained herein for any applicable Calculation Period shall be made on a Pro Forma Basis.

(c)                                  If, at any time after the date of this Agreement, any material change is made to GAAP, or any Credit Party’s, accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrower shall notify the Administrative Agent of the change and Holdings and the Administrative Agent shall negotiate in good faith to amend such covenant, subject to the approval of the Required Lenders, to restore the Credit Parties and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if Holdings and the Administrative Agent are unable to reach agreement within thirty (30) days following the implementation of such material change, then compliance with the applicable covenants shall be determined on the basis of GAAP or the applicable Credit Party’s accounting practices as in effect and applied immediately before such change shall have become effective until such covenant shall have been amended in accordance herewith.

ARTICLE 2
THE CREDITS

Section 2.01.                          Revolving Loans.

(a)                                 Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to the Borrower in an aggregate amount up to but not exceeding its Commitment.  Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Revolving Commitment shall expire on the Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Revolving Loans (x) that are Eurodollar Rate Loans will be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) that are Base Rate Loans will be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  Whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Loan Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Borrowing Date in the case of a Eurodollar Rate Loan, and no later than 12:00 noon (New York City time) on the Business Day prior to the proposed Borrowing Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Borrowing Date is the Closing Date, such Loan Notice may be delivered within such period shorter than three Business Days as may be agreed by the Administrative Agent with respect to Eurodollar Rate Loans.  Except as otherwise provided herein, a Loan Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date.

(iii)                               Notice of receipt of each Loan Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile or other electronic communication with reasonable promptness, but (provided that the Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Loan Notice from the Borrower.

(iv)                              Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Administrative Agent’s Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02.                          Pro Rata Shares.

All Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder.

Section 2.03.                          Conversion and Continuation of Revolving Loans.

(a)                                 Each conversion of Revolving Loans from one Interest Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each such Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  The Administrative Agent shall determine the interest rate that shall apply to any converted or continued Eurodollar Rate Loans pursuant to Section 2.06(c).

(b)                                 Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Revolving Loans from one Interest Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be converted or continued, (iv) the Interest Type of Revolving Loans to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (each such Interest Period shall comply with the provisions of the definition of “Interest Period”).

(c)                                  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, if the Required Lenders so request, each Revolving Loan will be converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.04.                          Notes; Loan Accounts.

(a)                                 Each Revolving Loan made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The loan accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence of the amount of the Revolving Loans made by the Lenders to the Borrower and the interest and payments thereon absent manifest error.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Revolving Loans.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)                                 Upon the request of any Lender made through the Administrative Agent, instead of or in addition to loan accounts, the Revolving Loans made by such Lender may be evidenced by a Revolving Loan Note.  Each Lender shall endorse on the schedules annexed to its

Revolving Loan Note the date, amount and maturity of each Revolving Loan deemed made by it and the amount of each payment of principal made by the Borrower with respect thereto.  Each such Lender is irrevocably authorized by the Borrower to endorse its Revolving Loan Note and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to the Revolving Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Loan Note to such Lender.

Section 2.05.                          Prepayments.

(a)                                 Optional Prepayments.  The Borrower will have the right at any time to prepay any Credit Extension in whole or in part, in minimum amounts of (x) with respect to Eurodollar Rate Loans, $1,000,000 or any multiple of $1,000,000 in excess thereof and (y) with respect to Base Rate Loans $500,000 or any multiple of $100,000 in excess thereof, in each case subject to the provisions of this Section.

(b)                                 Voluntary Commitment Reductions.

(i)                                     The Borrower may, upon not less than three Business Days’ prior written or telephonic notice to the Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of (x) with respect to Eurodollar Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (y) with respect to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)                                  The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

(c)                                  Mandatory Prepayments.  The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments does not at any time exceed the Revolving Commitments then in effect.  The outstanding principal balance of the Revolving Loans together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Commitment Termination Date.

(d)                                 Application of Prepayments.  Any prepayment of the Revolving Loans will be applied to prepay the Revolving Loans to the full extent thereof without any permanent reduction of the Revolving Commitments.

(e)                                  Notice of Prepayments.  The Borrower shall notify the Administrative Agent in the form of a Prepayment Notice of any prepayment of any Credit Extension hereunder not later than 12:00 p.m. (New York City time) one Business Day before the date of prepayment.  Each such Prepayment Notice shall be irrevocable (other than to the extent provided in connection with refinancing the Obligations) and shall specify the prepayment date and the principal amount of each Credit Extension or portion thereof to be prepaid.

(f)                                   Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.04.

Section 2.06.                          Interest.

(a)                                 Except as otherwise set forth herein, Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)                                  if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin.

(b)                                 The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Loan Notice or Conversion/Continuation Notice, as the case may be; provided that the Borrower may not select the Eurodollar Rate for any Credit Extension if the aggregate amount of such Credit Extension is less than $1,000,000.

(c)                                  In connection with Eurodollar Rate Loans there shall be no more than three Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Loan Notice or Conversion/Continuation Notice (or fails to deliver a Conversion/Continuation Notice within the time limits provided in Section 2.03(a)), the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the U.S. Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(d)                                 Notwithstanding the foregoing, upon the occurrence of any Event of Default pursuant to Sections 8.01(a), (c), (f) or (g), and for so long as such Event of Default is continuing, the overdue principal amount of each Revolving Loan and overdue interest payable thereon shall, without further notice, bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such Revolving Loan as provided in the preceding subsections of this Section.  In addition, to the extent permitted by applicable law, if any fee or other amount (other than principal or interest on any Revolving Loan) payable by the Borrower pursuant to any Loan Document is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment to the extent permitted by law, at a rate per annum equal to 2.00% plus the rate otherwise applicable to Base Rate Loans as provided in the preceding subsections of this Section 2.06.

(e)                                  Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date for such Revolving Loan; provided that (i) interest accrued pursuant to Section 2.06(d) shall be payable on demand of the Administrative Agent (upon the instruction of the Required Lenders; provided that no such instruction shall be required in the case of an Event of Default pursuant to Section 8.01(a), (f) or (g)), (ii) upon any repayment or prepayment of any Revolving Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Rate Loan before the end of the current Interest Period therefor, interest accrued on such Revolving Loan shall be payable on the effective date of such conversion.

(f)                                   Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the highest rate of interest that may be lawfully contracted for, charged or received had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Borrower.

Section 2.07.                          Fees.

(a)                                 From the Closing Date until the date on which the Revolving Commitments terminate, the Borrower agrees to pay to Lenders commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of all outstanding Revolving Loans, times (2) the Applicable Revolving Commitment Fee Percentage.

(b)                                 All fees referred to in Section 2.07(a) will be calculated pursuant to the second sentence of Section 2.08(a) and, unless otherwise stated, shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

(c)                                  In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by Holdings and the Administrative Agent.  Such fees will be fully earned when paid and will not be refundable under any circumstances.

Section 2.08.                          Computation of Fees and Interest.

(a)                                 All computations of interest for Base Rate Loans when the Base Rate is determined by the U.S. Prime Rate shall be made on the basis of a year of 365 (or 366 days in a leap year) and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period in which such interest or fees are computed from the first day thereof to the last day thereof.

(b)                                 Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

Section 2.09.                          Payments Generally.

(a)                                 All payments to be made by the Borrower under the Loan Documents shall be made without condition or deduction for any defense, set-off, recoupment or counterclaim.  Except as otherwise expressly provided in any Loan Document, all payments to be made by the Borrower under any Loan Document shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in dollars and in immediately available funds, no later than 2:00 p.m. (New York City time) on the date specified in such Loan Document.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received.  Any payment received by the Administrative Agent later than 2:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue to such following Business Day.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender pays such amount to the Administrative Agent, then such amount (other than the interest thereon) shall constitute such Lender’s Revolving Loan included in the applicable Credit Extension.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the applicable rate for Base Rate Loans to the applicable Credit Extension.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower, the with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the extension of Revolving Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Revolving Loans are several and not joint.  The failure of any Lender to make any Revolving Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loans.

(f)                                   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Revolving Loan in any particular place or manner.

Section 2.10.                          Sharing of Payments by Lenders.

(a)                                 If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (i) on account of any Obligations due and payable hereunder and under the other Loan Documents at such time resulting in such Lender receiving payment in excess of its ratable share (calculated according to the proportion of (A) the amount of such Obligations due and payable to such Lender at such time to (B) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (ii) of or on account of any of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (calculated according to the proportion of (A) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (B) the aggregate amount of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then in each case, such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Obligations of the other Lenders due and payable or owing, as the case may be, or make such other adjustments as shall be equitable, so that the benefit of such excess payments shall be shared by all such Lenders; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section 2.10 shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant.

(b)                                 Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim

(subject to Section 10.09) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.11.                          Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan on a pro rata basis in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans on a pro rata basis under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans are held by the Lenders pro rata in accordance with the applicable Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)                                  Certain Fees.

(1)                                 No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender

(and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)                                 With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01.                          Taxes.

(a)                                 Payments Free of Indemnified Taxes and Other Taxes.  Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if any applicable withholding agent shall be required by applicable law to deduct or withhold any Taxes (including any Other Taxes) from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  Without duplication of the provisions of subsection (a) above, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes in respect of payments under any Loan Document (including Indemnified

Taxes imposed on or attributable to amounts payable under this Section) that are imposed on or payable by the Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction.  If any form, certification or other documentation provided by a Lender pursuant to this Section 3.01(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall notify the Borrower and the Administrative Agent in writing and shall update or otherwise correct the affected documentation or notify the Borrower and the Administrative Agent in writing that such Lender is not legally eligible to do so.  Notwithstanding anything to the contrary in the preceding paragraph, the completion, execution and submission of such documentation will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 3.01(e), no Lender shall be required to deliver any documentation that it is not legally eligible to provide.

(f)                                   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph will not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 3.02.                          Illegality.

(a)                                 If any Lender reasonably and in good faith determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, after the Closing Date, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Borrower through the Administrative Agent, any obligation of that Lender to make Eurodollar Rate Loans shall be suspended until the Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(b)                                 If a Lender reasonably and in good faith determines that it is unlawful for such Lender to maintain any Eurodollar Rate Loan after the Closing Date, upon the Borrower’s receipt of written notice of such fact and demand from such Lender (with a copy to the Administrative Agent), such Eurodollar Rate Loans of that Lender then outstanding, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loan, shall convert to a Base Rate Loan on such applicable date and on such date the Borrower shall pay to the applicable Lender accrued interest on such Eurodollar Rate Loan along with all amounts required under Section 3.04.

(c)                                  If the obligation of any Lender to make or maintain Eurodollar Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Lender through the Administrative Agent, that all Revolving Loans which would otherwise be made or maintained by the Lender as Eurodollar Rate Loans shall instead be Base Rate Loans.

(d)                                 If any Lender gives a notice pursuant to this Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Eurodollar Rate Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate the need for the notice pursuant to this Section 3.02, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

Section 3.03.                          Increased Costs and Reduction of Return.

(a)                                 If any Lender reasonably and in good faith determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, including Taxes (other than (i) Taxes described in clauses (b) and (c) of the definition of “Excluded Taxes”, (ii) Connection Income Taxes and (iii) Indemnified Taxes that are covered by Section 3.01) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, promptly upon written demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b)                                 If any Lender reasonably and in good faith shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any of the foregoing, in each case after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment, loans, credits or obligations under this Agreement, then, thirty (30) days after written demand by such Lender to the Borrower through the Administrative Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

(c)                                  Notwithstanding anything herein to the contrary, for all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all

requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or other regulatory authorities, in each case, pursuant to Basel III, will in each case, regardless of the date adopted, issued, promulgated or implemented be deemed to have been adopted and to have taken effect after the date hereof.

Section 3.04.                          Funding Losses.

The Borrower shall reimburse each Lender and hold each Lender harmless from any loss (other than loss of profits or the Applicable Margin), expense or liability which the Lender may sustain or incur as a consequence of:

(a)                                 the failure of the Borrower to make on a timely basis any payment of principal of any Eurodollar Rate Loan;

(b)                                 the failure of the Borrower to continue a Eurodollar Rate Loan after the Borrower has given (or is deemed to have given) a Conversion/Continuation Notice thereof;

(c)                                  the failure of the Borrower to make any prepayment of a Eurodollar Rate Loan in accordance with any notice of prepayment given by the Borrower;

(d)                                 the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of a Eurodollar Rate Loan on a day that is not the last day of the relevant Interest Period;

(e)                                  a Credit Extension of any Eurodollar Rate Loan does not occur on a date specified therefor in a Loan Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; or

(f)                                   any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to the Revolving Loan;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any lost margin or profits and any administrative fee or other amount chargeable by such Lender for the calculation of such loss.

Section 3.05.                          Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Revolving Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any notice of continuation then submitted by it pursuant to Section 2.03.  If the Borrower does not revoke such notice of continuation, the Lenders shall make, convert or continue the Revolving Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Revolving Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.

Section 3.06.                          Certificates of Lenders.

Any Lender claiming reimbursement or compensation under this Article shall deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of demonstrable error.  Such certificate shall set forth in reasonable detail the methodology used in determining the amount payable to the Lender.

Section 3.07.                          Substitution of Lenders.

If the Borrower receives notice from any Lender of a claim for compensation or of any illegality under Section 3.01, 3.02 or 3.03, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Loans and Revolving Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided that (x) the Borrower shall be obligated to replace all Lenders that have made similar requests for compensation and (y) each such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents from the applicable assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).  The Borrower shall release such Lender from its obligations under the Loan Documents.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Revolving Loans.

Section 3.08.                          Survival.

The agreements and obligations of the Borrower in Section 3.01, Section 3.03, Section 3.04 and Section 3.06 shall survive the termination of this Agreement and the payment of all other Obligations.

ARTICLE 4
CONDITIONS PRECEDENT

Section 4.01.                          Conditions to Effectiveness.

This Agreement shall become effective on the date that each of the following conditions precedent are satisfied or waived:

(a)                                 The Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles or Adobe PDFs delivered by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Guarantee Agreement, in sufficient number as the Administrative Agent shall request on behalf of the Lenders; and

(ii)                                  a Revolving Loan Note executed by the Borrower in favor of each Lender that has requested a Revolving Loan Note at least three Business Days prior to the Closing Date.

(b)                                 The Administrative Agent and the Lenders shall have received (i) the Historical Financial Statements and (ii) forecasts for BCR Holdings in a form acceptable to the Administrative Agent.

(c)                                  The Administrative Agent shall have received:

(i)                                     copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Credit Party authorizing the Transactions to which such Credit Party is a party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Credit Party;

(ii)                                  a certificate of the Secretary or Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Credit Party hereunder;

(iii)                               the articles or certificate of incorporation or equivalent document of each Credit Party as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization;

(iv)                              the bye-laws or equivalent document of each Credit Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Credit Party as of the Closing Date;

(v)                                 a certificate of good standing or equivalent document for each Credit Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date; and

(vi)                              a compliance certificate for each Insurance Subsidiary (other than Syndicate 5151 at Lloyd’s) from the applicable Department as of a recent date (unless such Department generally does not provide compliance certificates).

(d)                                 The Administrative Agent shall have received a written opinion, reasonably acceptable to the Administrative Agent in form and substance, (addressed to the Administrative Agent and the Lenders and dated the Closing Date) from each of (i) Cravath, Swaine & Moore LLP, counsel for the Credit Parties, substantially in the form of Exhibit F-1, (ii) Appleby

(Bermuda) Limited, Bermuda counsel for the Credit Parties, substantially in the form of Exhibit F-2 and (iii) in-house counsel for the Credit Parties, substantially in the form of Exhibit F-3.

(e)                                  The Administrative Agent shall have been paid all costs, fees and expenses (including, without limitation, Attorney Costs of the Administrative Agent and fees) to the extent then due and payable to the Administrative Agent, including those fees payable pursuant to the Fee Letter.

(f)                                   All pre-existing indebtedness of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, intercompany accounts payable) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released and an executed payoff letter with respect to all pre-existing indebtedness required to be paid off shall have been delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

(g)                                  The Administrative Agent shall have received a certificate signed by a Responsible Officer of Holdings on behalf of the Borrower, dated as of the Closing Date, (A) confirming that Holdings and its Subsidiaries have received all required approvals of the transactions contemplated hereby and by the other Loan Documents, including the Transactions, from each applicable Governmental Authority and (B) certifying that each of the conditions precedent specified in paragraphs (f), (h), (j), (k) and (n) of this Section 4.01 have been satisfied.

(h)                                 All governmental and regulatory authorizations and third party approvals necessary in connection with the financing contemplated hereby and the continuing operation of the Credit Parties and their Subsidiaries shall have been obtained and be in full force and effect.

(i)                                     Each Credit Party shall have provided the documentation and other information to the Administrative Agent as they reasonably determine are required by bank regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act, at least five Business Days prior to the Closing Date, to the extent requested at least 10 Business Days prior to the Closing Date.

(j)                                    There will not exist (pro forma for the financing hereunder) any “event of default” under any Material Indebtedness of Holdings or its Subsidiaries.

(k)                                 The organizational structure of Holdings and its Subsidiaries will be as set forth on Schedule 4.01(k).

(l)                                     The Administrative Agent shall have received evidence reasonably satisfactory to it from the process agent of its consent to serve as process agent for each Credit Party for purposes of the Loan Documents.

(m)                             The Administrative Agent shall have received such other approvals, documents or materials as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(n)                                 All of the representations and warranties contained herein or in any Loan Document by the Borrower and each Guarantor shall be true and correct in all material respects on the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

Section 4.02.                          Conditions to All Borrowings.

The obligation of any Lender to make any Revolving Loans, on any Borrowing Date (including on the Closing Date) is subject to satisfaction of the following conditions precedent:

(a)                                 All of the representations and warranties contained herein or in any Loan Document by the Borrower and each Guarantor shall be true and correct in all material respects on and as of such Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b)                                 No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the proposed Credit Extension.

(c)                                  No order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Revolving Loans.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Revolving Loans hereunder.

(d)                                 The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(e)                                  After making the Credit Extension requested on such Borrowing Date the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.

Section 4.03.                          Determinations Under Section 4.01.

For purposes of determining compliance with the conditions specified in Section 4.01, each of the Lenders shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, the Lenders unless an officer of the Administrative Agent responsible for the Transactions shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of any Lender, such Lender shall not have made available to the Administrative Agent on the Closing Date such Lender’s Pro Rata Share of the borrowing to be made on such date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent, the Lenders and the Arranger that on the Closing Date and on the date of the making of each Revolving Loan hereunder the following statements are true and correct:

Section 5.01.                          Corporate Existence and Power.

Each Credit Party and each of its Subsidiaries:

(a)                                 is duly organized, validly existing and in good standing (only to the extent such concept is applicable under the laws of the jurisdiction of its incorporation or organization).

(b)                                 has the corporate (or other organizational) power and authority (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party;

(c)                                  is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification; and

(d)                                 is in compliance with all Requirements of Law;

except, in each case referred to in clauses (c) and (d), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in the imposition of substantial penalties.

Section 5.02.                          Corporate Authorization; No Contravention.

The Transactions to be entered into by each Credit Party and its Subsidiaries are within such Person’s corporate or other organizational powers.  The Transactions (including the execution, delivery and performance by each Credit Party of each Loan Document to which it is a party) have been duly authorized by all necessary corporate or other organizational action of each Credit Party and do not and will not:

(a)                                 contravene the terms of any of such Credit Party’s or any of its Subsidiaries Organization Documents;

(b)                                 conflict with or result in any breach, violation or contravention of, or result in or require the creation of any Lien under, any agreement, document or instrument evidencing any material Contractual Obligation or Material Indebtedness to which such Credit Party or any of its Subsidiaries is a party; or

(c)                                  violate any Requirement of Law or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or any of its Subsidiaries or its property is subject.

Section 5.03.                          Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the Transactions (including the execution, delivery or performance by, or enforcement against, each Credit Party of each Loan Document to which it is a party), except such as have been obtained and are in full force and effect (including, without limitation, the approval of the applicable Department of each Insurance Subsidiary, if required) and such filings, notices and other actions as will be required to be made or taken only after the Closing Date and are not necessary in order for the representation in this Section 5.03 and Section 5.04 to be true and correct.

Section 5.04.                          Binding Effect.

This Agreement has been duly executed and delivered by each Credit Party and constitutes, and each other Loan Document to which such Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party, in each case enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.05.                          Litigation.

Except as set forth on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of such Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Credit Party or any of its Subsidiaries or any of their respective properties that:  (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions (including the Transactions) contemplated hereby or thereby or (b) if adversely determined could reasonably be expected to (i) individually or in the aggregate have a Material Adverse Effect (ii) materially impair the right of the Credit Parties and their Subsidiaries to carry on business substantially as now conducted by them, or (iii) for which adequate reserves, to the extent required by applicable accounting principles, are not maintained on the consolidated balance sheet of the applicable entities.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the Transactions not be consummated as herein or therein provided.

Section 5.06.                          No Default.

No Default or Event of Default has occurred and is continuing.  Without limiting the foregoing, no Default would result from the consummation of the Transactions.  Neither such Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Organization Documents or material Contractual Obligations (other than any Primary Policy) to which it may be subject or by which it or any of its properties may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 5.07.                          ERISA and Foreign Plan Compliance.

(a)                                 Neither any Credit Party, any of their Subsidiaries, nor any member of the Controlled Group sponsors, maintains, contributes to or has any liability in respect of any Plan and no Plan provides benefits to any employee of a Credit Party, any of their Subsidiaries, or any member of the Controlled Group.

(b)                                 No Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all such other Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect with respect to each Foreign Plan (i) each such plan is, and has been, established, administered and invested in compliance with the terms thereof and as required under all Requirements of Law, (ii) all obligations thereunder (whether pursuant to the terms thereof or applicable law) which are required to be satisfied have been satisfied, and there are no outstanding defaults or violations thereunder by any Credit Party or any Subsidiary nor does a Responsible Officer have any knowledge of any default or violation by any other party to any such plan, (iii)  there is no proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving any such plan or its assets, and no facts exist that could reasonably be expected to give rise to any such proceeding, action, suit or claim (other than routine claims for benefits), (iv) and there have been no improper withdrawals or transfers of assets from any such plan.

Section 5.08.                          Margin Regulations.

Neither such Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Margin Stock does not constitute more than 25% of the value of the consolidated assets of such Credit Party and its Subsidiaries.  None of the proceeds of the Revolving Loans will be used to acquire Margin Stock.  None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans) will violate or result in a violation of Regulation T, U or X of the FRB.

Section 5.09.                          Title to Properties.

Each Credit Party and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid license rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets necessary or used in the ordinary conduct of their respective businesses except for any failure to have such good title and any defects in title or interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets of the Borrower and its Subsidiaries are free and clear of Liens.

Section 5.10.                          Taxes.

(a)                                 Each Credit Party and each of its Subsidiaries have timely filed all federal income Tax, other income Tax and other Tax returns and reports required to be filed by any jurisdiction (domestic and foreign)to which any of them is subject, and have paid all federal income Tax, other income Tax and other Taxes levied or imposed upon it or its properties, income or assets that have become due and payable (including in its capacity as a withholding agent) when due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with SAP or GAAP, as applicable (provided that such contest effectively suspends collection of the same and enforcement of any Lien securing the same) or those the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  There is no current or proposed Tax audit, assessment, deficiency or other claim or proceeding against such Credit Party or any of its Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)                                 Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect (i) each Credit Party and each of its Subsidiaries have made adequate provision in accordance with SAP or GAAP (as applicable) for all Taxes not yet due and payable and (ii) neither such Credit Party nor any Subsidiary has ever participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.11.                          Financial Condition.

(a)                                 Each of the Historical Financial Statements:

(i)                                     were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of such unaudited financial statements, to ordinary, good faith year-end and audit adjustments and the absence of footnote disclosure;

(ii)                                  fairly present in all material respects the financial condition, results of operations, cash flows and changes in shareholders’ equity of Holdings and BCR Holdings, as applicable, and their respective Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii)                               show all material Indebtedness and other material Contingent Obligations, of Holdings and BCR Holdings, as applicable, and their respective consolidated Subsidiaries as of the date thereof.

(b)                                 On and as of the Closing Date, the projections of BCR Holdings that have been made available to the Administrative Agent or the Lenders by or on behalf of BCR Holdings have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections were furnished to the Administrative Agent or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

(c)                                  Since December 31, 2013, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 5.12.                          Environmental Matters.

Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in, a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to, or knows of any basis for, any Environmental Liability, and (c) is subject to any pending or threatened claim with respect to any Environmental Liability.

Section 5.13.                          Investment Company Act of 1940.

Neither any Credit Party nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, nor is it required to register as an investment company under the Investment Company Act of 1940, as amended.  No Credit Party is engaged in the “investment business” as defined in The Investment Business Act 2003 of Bermuda.

Section 5.14.                          Subsidiaries.

(a)                                 The Capital Stock of each Credit Party (other than Holdings and BCR Holdings) and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 5.14(a), as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which such Credit Party (other than Holdings and BCR Holdings) or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of such Credit Party (other than Holdings or BCR Holdings) or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by such Credit Party (other than Holdings or BCR Holdings) or any of its Subsidiaries of any additional membership interests or other Capital Stock of such Credit Party (other than Holdings or BCR Holdings) or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of such Credit Party (other than Holdings or BCR Holdings) or any of its Subsidiaries.

(b)                                 Schedule 5.14(b) sets forth the name of, and the ownership interest of Holdings (or the applicable Subsidiary) in, each of its Subsidiaries and identifies each Subsidiary that is a

Guarantor and/or an Insurance Subsidiary, in each case as of the Closing Date.  All of the Subsidiaries of BCR Holdings are, and will at all times be, fully consolidated in BCR Holdings’ consolidated financial statements.

Section 5.15.                          Insurance and Other Licenses.

(a)                                 No License that is required to be obtained in order to be an insurer or a reinsurer of any Insurance Subsidiary, the loss of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation.  To such Credit Party’s knowledge, there is no sustainable basis for such suspension or revocation, and no such suspension or revocation has been threatened by any Governmental Authority.

(b)                                 Such Credit Party and each of its Subsidiaries has all governmental licenses, authorizations, consents, and approvals (i) to own its assets and carry on its business and (ii) in the case of a Credit Party, to perform its obligations, if any, under the Loan Documents to which it is a party; except, in each case referred to in this clause(b)(i) and (ii), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Such Credit Party and each of its Subsidiaries is duly licensed under the laws of each jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such license; except, in each case referred to in this clause (c), to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Such Credit Party and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

Section 5.16.                          Full Disclosure.

All written or formally presented Information provided by such Credit Party to the Administrative Agent or any Lender in connection with the Transactions and the negotiations of this Agreement is, when taken as a whole with all other information so provided, complete and correct in all material respects and when taken as a whole, did not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading; provided that with respect to projections, the Credit Parties represent only that the projections contained in such materials are based on good faith estimates and assumptions believed by the Credit Parties to be reasonable and attainable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Credit Parties and that actual results during the period or periods covered by any such projections may materially differ from the projected results.  There are no facts known to such Credit Party (other than matters of a general economic or industry nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the Transactions.

Section 5.17.                          Solvency.

Immediately after the Transactions to occur on the Closing Date are consummated, and, upon the incurrence of any Loan by any Credit Party on any date on which this representation and warranty is made,

(a)                                 the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b)                                 the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c)                                  the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured;

(d)                                 the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur on or immediately following the Closing Date, debts, including current obligations, beyond their ability to pay such debts as they become absolute and matured; and

(e)                                  the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

Section 5.18.                          Insurance.

Other than as could not reasonably be expected to have a Material Adverse Effect, the insurance maintained by or reserved on the books of such Credit Party and its Subsidiaries is sufficient to protect such Credit Party and its Subsidiaries against such risks (other than risks under Primary Policies or other risk assumption agreements written by the Credit Parties in the ordinary course of their business) as are usually insured against in accordance with industry practice by companies in the same or similar business.

Section 5.19.                          Anti-Corruption Laws; OFAC; Anti-Terrorism Laws; PATRIOT Act.

(a)                                 Each Credit Party and its Subsidiaries and each of such Credit Party’s and its Subsidiaries’ respective officers or directors and, to the knowledge of such Credit Party, each of such Credit Party’s and its Subsidiaries’ employees, controlled Affiliates and agents has conducted its business activities (in the case of officers, directors, employees or agents, in their respective capacities as officers, directors, employees or agents, as applicable, of such Credit

Party or any of its Subsidiaries, as applicable) in material compliance with Anti-Corruption Laws and the Credit Parties have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.

(b)                                 No Credit Party or any of its Subsidiaries or any of such Credit Party’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ employees, controlled Affiliates or agents (in the case of officers, directors, employees or agents, in their respective capacities as officers, directors, employees or agents, as applicable, of such Credit Party or any of its Subsidiaries, as applicable) has violated or is in violation of any applicable Anti-Money Laundering Law in any material respect.

(c)                                  No Credit Party or any of its Subsidiaries or any of such Credit Party’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ employees, controlled Affiliates or agents acting or benefiting in any capacity in connection with the Revolving Loans (i) is an Embargoed Person or (ii) except as otherwise authorized by OFAC or otherwise permitted for U.S. persons by a U.S. Governmental Authority or by any rule, regulation or order of a U.S. Governmental Authority, will use any proceeds of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding or facilitation, is an Embargoed Person.

(d)                                 Except as otherwise authorized by OFAC, no Credit Party or any of its Subsidiaries or any of such Credit Party’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of such Credit Party, any of such Credit Party’s or any of its Subsidiaries’ employees, controlled Affiliates or agents acting or benefiting in any capacity in connection with the Revolving Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any applicable Economic Sanctions Laws.

(e)                                  None of the requesting of any Revolving Loan or any Credit Extension or the use of the proceeds thereof will violate any Anti-Corruption Law, Anti-Money Laundering Law or Economic Sanction Law or any enabling legislation or executive order relating thereto.

Section 5.20.                          Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to the Transactions, except as payable to the Administrative Agent and the Lenders and their respective affiliates.

Section 5.21.                          Use of Proceeds.

Such Credit Party will use the proceeds of the Revolving Loans (i) only in compliance (and not in contravention of) applicable laws and each Loan Document, (ii) for working capital and general corporate purposes of such Credit Party and (iii) to pay fees and expenses incurred in connection with this Agreement and the Transactions.

Section 5.22.                          Representations as to Foreign Jurisdiction Matters.

(a)                                 Each Credit Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Credit Parties of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither any Credit Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Bermuda in respect of its obligations under the Loan Documents.

(b)                                 The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against each of the Credit Parties under the Laws of Bermuda, and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Credit Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until the Loan Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of such Credit Party.

(c)                                  As of the Closing Date, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by such Credit Party pursuant to the Loan Documents.

(d)                                 The execution, delivery and performance of the Loan Documents by each Credit Party are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 5.23.                          No Materially Adverse Contracts, etc.

Neither any Credit Party nor any of their Subsidiaries is subject to any Organization Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or, to the knowledge of the Responsible Officers, is expected in the future to have a Material Adverse Effect.  Neither any Credit Party nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Responsible Officers, to have any Material Adverse Effect.

Section 5.24.            Management Agreements.

Each of the BCR Management Agreement and the BCR Underwriting and Insurance Management Agreement is in full force and effect.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, each Credit Party covenants and agrees with the Lenders to, and shall cause each of its Subsidiaries to, as applicable:

Section 6.01.            Financial Statements.

The Borrower shall deliver to the Administrative Agent (which shall make available to each Lender):

(a)                                 promptly upon filing thereof with the SEC, if applicable, (including as part of a Form 10-K) but in any event within ninety (90) days (or 120 days with respect to Montpelier Re) after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of each of Holdings, Montpelier Re and BCR Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of each of Holdings, Montpelier Re and BCR Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (to the extent corresponding figures for the previous Fiscal Year were prepared), all in reasonable detail and (ii) with respect to such consolidated financial statements of Holdings, Montpelier Re and BCR Holdings a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Administrative Agent (“Independent Auditor”) (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of each of Holdings, Montpelier Re and BCR Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b)                                 promptly upon filing thereof with the SEC (including as part of a Form 10-Q) and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of each of Holdings and BCR Holdings as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of each of Holdings and BCR Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (to the extent corresponding figures for the corresponding periods of the previous

Fiscal Year were prepared), all in reasonable detail and certified by a Responsible Officer of Holdings, as fairly presenting in all material respects, in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), the financial position, the results of operations and cash flows of each of Holdings and BCR Holdings all in reasonable detail and certified by a Responsible Officer of the applicable person;

(c)                                  promptly following the delivery to or receipt by the Borrower or any of its Subsidiaries or any Insurance Subsidiary of any regular or periodic final Triennial Examination Reports, final risk adjusted capital reports or final results of any market conduct examination or examination by any Department or the NAIC of the financial condition and operations of, or any final notice of any assertion as to violation of any Requirement of Law by, any Insurance Subsidiary, or any final report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that could reasonably be expected to result in a Material Adverse Effect;

(d)                                 within thirty (30) days of receipt of any audit committee report prepared by a Credit Party’s accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” or “Misstatements Due to Fraud”, the Borrower will provide copies of such sections to the Administrative Agent; and

(e)                                  upon the reasonable request of the Administrative Agent or any Lender, copies of (i) each registration, filing or submission made by or on behalf of any Insurance Subsidiary with any applicable Department, except for policy form or rate filings, (ii) each examination and/or audit report submitted to any Insurance Subsidiary by any applicable Department, (iii) all information which the Lenders may from time to time request with respect to the nature or status of any deficiencies or violations reflected in any examination report or other similar report, and (iv) each report, order, direction, instruction, approval, authorization, license or other notice which any Credit Party or any Insurance Subsidiary may at any time receive from any applicable Department, in each of (i) through (iv), that is material to the Credit Parties and their Subsidiaries, taken as a whole.

Section 6.02.            Certificates; Other Information.

The Borrower shall furnish to the Administrative Agent, for further distribution to each Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a Compliance Certificate executed by a Responsible Officer of the applicable Person whose financial statements are being delivered;

(b)                                 promptly upon receipt thereof, copies of all final reports submitted to Holdings, the Borrower or any of their Subsidiaries by independent public accountants in connection with each annual, interim or special audit of the financial statements of Holdings, the Borrower or any of their Subsidiaries made by such accountants;

(c)                                  promptly, copies of all Forms 10-K and 10-Q that Holdings, the Borrower or any Subsidiary may file with the SEC, all financial statements and reports that Holdings or the Borrower send to their shareholders and copies of all other financial statements and regular, periodic or special reports (including Form 8-K) that Holdings, the Borrower or any Subsidiary may make to, or file with, the SEC;

(d)                                 Reserved;

(e)                                  promptly and in any event within three Business Days after learning thereof, notification of any changes after the date hereof in any rating given by S&P, Fitch or A.M. Best in respect of any Credit Party, any of their Subsidiaries or any of their Indebtedness or securities;

(f)                                   promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or the Borrower to their security holders acting in such capacity or by any Subsidiary of the Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of Holdings or the Borrower to its security holders other than Holdings, the Borrower or another Subsidiary of Holdings or the Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or the Borrower or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (iii) all press releases and other statements made available generally by Holdings, the Borrower or any of their Subsidiaries to the public concerning material developments in the business of Holdings, the Borrower or any of their Subsidiaries; and

(g)                                  promptly, such additional information regarding the business, financial or corporate affairs of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, for itself or at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, this Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower post such documents or provide a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are made publicly available at www.sec.gov.  Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings, the Borrower, or their Subsidiaries with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Credit Parties hereby acknowledge that (a) the Administrative Agent will make available information and projections (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the

“Platform”) and (b) certain of the Lenders may be “public side” Lenders that do not wish to receive MNPI (each, a “Public Lender”).  Each of Holdings and the Borrower shall clearly designate as such all Borrower Materials provided to the Administrative Agent by or on behalf of Holdings or the Borrower which is suitable to make available to Public Lenders.  If Holdings or the Borrower has not indicated whether Borrower Materials cannot be distributed to Public Lenders, the Administrative Agent reserves the right to post such Borrower Information solely on that portion of the Platform designated for non-Public Lenders.

Section 6.03.            Notices.

The Borrower shall promptly notify the Administrative Agent:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, including any of the following that could reasonably be expected to have a Material Adverse Effect:  (i) any breach or non-performance of, or any default under, a material Contractual Obligation of Holdings, the Borrower or any Subsidiary; (ii) the expiration without renewal, revocation, suspension or restriction of, or the institution of any proceedings to revoke, suspend or restrict, any License now or hereafter held by any Insurance Subsidiary that is required to conduct insurance business in compliance with all applicable laws and regulations; (iii) the institution of any disciplinary proceedings against or in respect of any Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority; or (iv) the issuance or adoption of any judicial or administrative order limiting or controlling the insurance business of any Insurance Subsidiary (and not the insurance industry generally);

(c)                                  of the filing or commencement of, or the occurrence of any material development in, or upon any of the Credit Parties becoming aware of any litigation or proceeding against any Credit Party or any of their Subsidiaries or to which any Credit Party or any of its Subsidiaries is or becomes a party involving an uninsured claim against any Credit Party or any of its Subsidiaries that seeks to enjoin, prohibit, discontinue or otherwise impacts (i) the validity or enforceability of this Agreement or any of the other Loan Documents or (ii) the transactions contemplated hereby or thereby and, in the case of subclause (ii), that could reasonably be expected to have a Material Adverse Effect;

(d)                                 if any Credit Party or any Subsidiary thereof establishes, contributes to or becomes obligated to contribute to, or incurs any liability, either directly or by reason of its association with a Controlled Group member, in respect of any Plan or (ii) a Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all such other Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect;

(e)                                  of any material change in accounting policies or financial reporting practices by any Credit Party;

(f)                                   in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any final judgment not covered by insurance (excluding routine, individual (as opposed to class action) judgments related to Primary Policies), (i) against Holdings or Montpelier Re in an amount in excess of $25,000,000 and (ii) against any Credit Party other than Holdings or any of its Subsidiaries in an amount in excess of $5,000,000; and

(g)                                  of any change of its name, corporate structure or its location.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action Holdings, the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

Section 6.04.            Preservation of Corporate Existence, Etc.

Each Credit Party shall, and shall cause each of its Subsidiaries to (except as permitted by Section 7.03 or Section 7.07):

(a)                                 preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation or organization, as applicable; provided no Subsidiary (other than the Credit Parties) shall be required to preserve any such existence or good standing if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders; and

(b)                                 preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, including to qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification, except, in the case of this clause (b), where such failure to preserve and maintain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05.            Insurance.

Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable independent insurers insurance against losses or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrower and their Subsidiaries) as are customarily carried under similar circumstances by such other Persons and at commercially reasonable rates; provided that nothing in this Section 6.05 shall be construed to impose requirements with respect to reinsurance or other risk assumption products provided by a Credit Party to any of its customers.

Section 6.06.            Payment of Taxes and Claims.

Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before the same shall become overdue, and all claims (including claims for labor, services, materials and supplies, but excluding claims under Primary Policies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Credit Party or such Subsidiary in any proceeding under the Bermuda Companies Law, or Bermuda Insurance Law, or any insolvency proceeding, liquidation, receivership, rehabilitation, dissolution or winding-up involving such Credit Party or such Subsidiary prior to the time when any penalty or fine shall be incurred with respect thereto, except (i) to the extent a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with SAP and GAAP shall have been made therefor.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings, the Borrower or any of their Subsidiaries).

Section 6.07.            Compliance with Laws.

Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, the Patriot Act, the Bermuda Companies Law, the Bermuda Insurance Law and all applicable Environmental Laws), except (i) for such non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as may be contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP.

Section 6.08.            Inspection of Property; Books and Records.

Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP or SAP, as applicable, consistently applied (except as stated therein) shall be made of all financial transactions and matters involving the assets and business of such Credit Party and such Subsidiary, (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Credit Party or such Subsidiary, as the case may be and (iii) at all times engage PricewaterhouseCoopers or other independent certified public accountants reasonably satisfactory to the Administrative Agent as the independent certified public accountants of Holdings and its Subsidiaries.  The Credit Parties shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or its designees, at the Borrower’s expense, at reasonable times and upon reasonable notice, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that members of senior management will be notified and permitted to be present during any such meetings; provided, further, that the Borrower shall not be required to reimburse the costs of any Lender for more than one visit per Fiscal Year to the

Borrower’s properties unless an Event of Default has occurred and is continuing; and provided, further, notwithstanding anything to the contrary herein, no Credit Party nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by Requirement of Law or (ii) that is subject to attorney-client or similar privilege (provided that in the event that a Credit Party does not provide a document, information, or other matter in reliance on the exclusions in this sentence, the applicable Credit Party shall provide notice to the Administrative Agent promptly upon obtaining knowledge that such document, information, or other matter is being withheld and such Credit Party shall use its commercially reasonable efforts to (i) communicate, to the extent permitted, the applicable information in a way that would not violate the applicable law or privilege and (ii) obtain a waiver of such privilege or Requirement of Law).

Section 6.09.            Use of Proceeds.

The proceeds of the Revolving Loans shall be used (i) for the working capital and general corporate purposes of the Borrower and (ii) to pay fees and expenses incurred in connection with this Agreement and the Transactions.  None of the proceeds of the Revolving Loans will be used to acquire Margin Stock.  None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Revolving Loans) will violate or result in a violation of Regulation T, U or X of the FRB.

Section 6.10.            Further Assurances.

Each Credit Party will, and will cause each other Credit Party to, at the request of the Administrative Agent, execute and deliver any and all further documents, agreements and instruments, and take all such further actions as the Administrative Agent may from time to time reasonably request, in addition to any regulatory filings with Governmental Authorities, which would be required under Requirements of Law to be made, in order to carry out more effectively the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of the Administrative Agent or the Lenders pursuant to this Agreement.

Section 6.11.            Maintenance of Properties.

Each Credit Party will and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 6.12.            Maintenance of Office.

Each Credit Party will maintain its principal office at Montpelier House, 94 Pitts Bay Road, Hamilton, Bermuda HM HX, or at such other place as such Credit Party shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Credit Party in respect of the Loan Documents to which such Credit Party is a party may be given or made.

ARTICLE 7

NEGATIVE COVENANTS

Until all principal of and interest on each Revolving Loan and all fees and other amounts payable hereunder have been paid in full (other than unmatured, surviving contingent indemnification obligations not yet due and payable) and all Revolving Commitments have been terminated, the Borrower (and each other Credit Party to the extent indicated below) covenants and agrees with the Lenders to and shall cause each of its Subsidiaries to:

Section 7.01.            Certain Capital Stock.

The Credit Parties shall not (other than Holdings and BCR Holdings) and shall not permit any of their Subsidiaries to issue any Capital Stock other than to the Credit Parties or another Subsidiary.

Section 7.02.            Liens.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or suffer to exist any Lien on any property now owned or hereafter acquired by it, except for the following:

(a)                                 Liens on assets of Insurance Subsidiaries and Subsidiaries thereof securing (x) obligations under Primary Policies, (y) obligations under transactions entered into in connection with Insurance Investments and (z) statutory Liens on assets of the Borrower or Insurance Subsidiaries and Subsidiaries thereof;

(b)                                 collateral consisting of cash or Cash Equivalents (y) securing Permitted Swap Obligations and (z) securing captive financing arrangements;

(c)                                  Liens for Taxes not yet due or for Taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(d)                                 Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(e)                                  Liens of mechanics, carriers, and materialmen and other like Liens imposed by law and arising in the ordinary course of business in respect of obligations that in the case of this clause (e) are not overdue for more than sixty (60) days or that are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f)                                   Liens incurred in connection with the collection or disposition of delinquent accounts receivable in the ordinary course of business;

(g)                                  Liens securing Capitalized Lease Liabilities and Purchase Money Debt, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that such Liens are limited to the assets financed by the relevant Capitalized Lease Liabilities or Purchase Money Debt;

(h)                                 easements, rights-of-way, zoning restrictions, restrictions and other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligation and which do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries;

(i)                                     Liens on property of the Borrower and its Subsidiaries in favor of landlords securing licenses, subleases or leases of property not otherwise prohibited hereunder;

(j)                                    licenses, leases or subleases permitted hereunder granted to others not materially interfering in any material respect in the business of the Borrower and its Subsidiaries;

(k)                                 attachment or judgment Liens not constituting an Event of Default under Section 8.01(i);

(l)                                     Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(m)                             Liens incurred to secure Cash Management Obligations incurred in the ordinary course of business in an aggregate amount not to exceed $2,500,000 and customary set-off rights in favor of depositary banks;

(n)                                 any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged or consolidated with or into a Subsidiary of the Borrower and (i) is not created in contemplation of such event and (ii) does not extend to any assets other than those of the Person so merged into or consolidated with such Subsidiary or acquired by such Subsidiary; provided that, the related Indebtedness does not have payment priority over the Revolving Loans;

(o)                                 Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for a permitted Acquisition;

(p)                                 Liens arising out of deposits by the Borrower or any of its Subsidiaries of cash, securities or other property (other than any Equity Interests of any such Subsidiary) securing obligations of such Person in respect of (i) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by any Insurance Subsidiary, or (ii) other security arrangements in connection with reinsurance agreements in the ordinary course of business; and

(q)                                 other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Borrower or its Subsidiaries may directly or indirectly, create, assume, incur or suffer to exist any consensual Lien on any Capital Stock of an Insurance Subsidiary now owned or hereafter acquired by it.

Section 7.03.            Disposition of Assets.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, Dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable with or without recourse and Capital Stock of any of its Subsidiaries whether newly issued or otherwise), except:

(a)                                 (i) Dispositions of inventory and equipment in the ordinary course of business and (ii) Dispositions of Cash Equivalents in the ordinary course of business to the extent the proceeds thereof are retained and invested in cash or other Cash Equivalents;

(b)                                 the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)                                  Dispositions of Insurance Investments by any Insurance Subsidiary (or any Subsidiary of an Insurance Subsidiary) in the ordinary course of business in compliance with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary (or such Subsidiary of an Insurance Subsidiary);

(d)                                 Dispositions by the Borrower to a Credit Party or by any Subsidiary of the Borrower to a Credit Party or any Subsidiary of the Borrower;

(e)                                  any Dispositions pursuant to a Reinsurance Agreement entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;

(f)                                   obsolete, surplus or worn out property disposed of by the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practices of such Person;

(g)                                  transfers resulting from any casualty or condemnation of property or assets;

(h)                                 licenses or sublicenses of intellectual property and general intangibles and licenses, leases or subleases of other property in the ordinary course of business and consistent with the past practices of the Borrower and its Subsidiaries and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(i)                                     Dispositions consisting of mergers, amalgamations and consolidations among the Borrower and its Subsidiaries, or of any liquidation, winding up or dissolution of any of its Subsidiaries, in each case to the extent permitted by Section 7.07; and

(j)                                    Dispositions not otherwise permitted hereunder (other than pursuant to Reinsurance Agreements, which shall be subject to the limitations in clause (e) above) not to exceed $5,000,000 in the aggregate during the term of this Agreement; provided that (x) such Dispositions shall be for fair market value, (y) on a Pro Forma Basis after giving effect to such Disposition, the Credit Parties and their Subsidiaries would be in compliance with all of the applicable covenants contained in the Loan Documents (including all financial and ratings covenants) and the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents.

Notwithstanding the foregoing (i) if (A) no Default or Event of Default under any other Section of this Agreement has occurred and is continuing or would result from the relevant Disposition and (B) the Guarantee from Holdings of the Obligations is in full force and effect, then the restrictions of this Section 7.03 will not apply and (ii) neither the Borrower nor any Subsidiary thereof shall Dispose of (whether in one or a series of transactions) (other than pursuant to any transaction permitted by Section 7.07) any Capital Stock of (A) any Subsidiary of the Borrower that directly or indirectly owns any Capital Stock of Montpelier Re, BCR or ILS or (B) any Capital Stock of Montpelier Re, BCR or ILS, in each case, whether newly issued or otherwise.

Section 7.04.            Sales and Lease Backs.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any Person (other than any of its Subsidiaries) in connection with such lease.

Section 7.05.            Transactions with Affiliates.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity, other than (a) ordinary-course business transactions consistent with past practices no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower, (b) insurance transactions, intercompany pooling and other reinsurance transactions entered into in the ordinary course of business and consistent with past practice, (c) transactions between or among Holdings, the Borrower, their Subsidiaries, any Person managed or controlled by any of the foregoing, or any combination thereof, (d) any Restricted Payment permitted by Section 7.08, and (e) loans, Investments and guarantees among the Borrower and the Subsidiaries to the extent otherwise permitted under this Article 7.

Section 7.06.            Change in Business.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any business other than the insurance and reinsurance business and businesses related thereto as reasonably determined by the board of directors of the Borrower or such Person.

Section 7.07.            Fundamental Changes.

Such Credit Party shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any merger, consolidation, amalgamation, or sale of all or substantially all of the assets of any Credit Party or any Insurance Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing,

(a)                                 any two of its wholly-owned Subsidiaries that are not Credit Parties may merge, consolidate or amalgamate; provided that if (i) such Subsidiary is a direct Subsidiary of a Credit Party, the surviving entity shall be a direct Subsidiary of a Credit Party and (ii) such Subsidiary is an indirect Subsidiary of a Credit Party, the surviving entity shall be a Subsidiary of a Credit Party;

(b)                                 any of its Subsidiaries that is not a Credit Party may liquidate, wind up or dissolve so long as the assets of such Subsidiary are distributed to a Credit Party or, if not previously a direct Subsidiary of a Credit Party, a Subsidiary of a Credit Party;

(c)                                  any Subsidiary of any Credit Party may merge, amalgamate or consolidate with a Credit Party in a transaction in which the surviving Person is a Credit Party;

(d)                                 Montpelier Re may merge, amalgamate or consolidate with any other wholly-owned Subsidiary of Holdings (other than the Borrower) provided Montpelier Re is the surviving corporation;

(e)                                  Montpelier Re may merge, amalgamate or consolidate with another Person provided (A) such Person is a corporation or company with limited liability organized under the laws of Bermuda, (B) the surviving or resulting Person shall be a wholly-owned Subsidiary of Holdings, (C) the merger, consolidation or amalgamation is not a hostile takeover and (D) the Administrative Agent shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation as it shall have reasonably requested; and

(f)                                   any Acquisition or Investment that is otherwise permitted under this Agreement may be effectuated by means of a merger, consolidation or amalgamation of a Credit Party or any of its Subsidiaries; provided that (i) if any party to any such merger, consolidation or amalgamation is a Credit Party, the surviving or resulting party must be a Credit Party, (ii) if any party to any such merger, consolidation or amalgamation is Holdings or BCR Holdings, as applicable the surviving or resulting party must be Holdings or BCR Holdings, as applicable and (iii) the Credit Parties and their Subsidiaries must be in pro forma compliance with Sections 7.11, 7.12, 7.13 and 7.14.

Section 7.08.            Restricted Payments.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, declare or pay any dividend on (or make any payment to a related trust for the purpose of paying a dividend), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or such Subsidiary (or any related trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or such Subsidiary (collectively, “Restricted Payments”), except that:

(a)                                 any of its Subsidiaries may declare or pay dividends with respect to its Capital Stock to the Borrower and to any Wholly-Owned Subsidiary (and in the case of a non-Wholly-Owned Subsidiary, to the Borrower and any of its Subsidiaries and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                 the Borrower may pay dividends solely in the form of shares of its Capital Stock (other than Disqualified Capital Stock);

(c)                                  the Borrower may make Restricted Payments, so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Credit Parties and their Subsidiaries shall be in pro forma compliance with Sections 7.11, 7.12, 7.13 and 7.14;

(d)                                 the Borrower may make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Capital Stock; and

(e)                                  the Borrower may pay any dividend within sixty (60) days after the date of declaration thereof; provided that on the date of declaration such payment shall comply with one of the exceptions to this Section 7.08 listed in clauses (a) through (d) hereof.

Notwithstanding the foregoing if (A) no Default or Event of Default under any other Section of this Agreement has occurred and is continuing or would result from the making of the relevant Restricted Payment and (B) the Guarantee from Holdings of the Obligations is in full force and effect, then the restrictions of this Section 7.08 will not apply.

Section 7.09.            Investments and Acquisitions.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make any Acquisition or hold or make any other Investment in any other Person, except:

(a)                                 Investments in existence on the Closing Date and commitments to make Investments existing on the Closing Date and listed on Schedule 7.09;

(b)                                 Investments consisting of non-cash consideration received in connection with a Disposition not prohibited by the Loan Documents;

(c)                                  Investments received in connection with the bankruptcy or reorganization of customers and suppliers in the ordinary course of business;

(d)                                 Investments consisting of Contingent Obligations the incurrence of which is permitted pursuant to Section 7.14;

(e)                                  Investments in Cash Equivalents;

(f)                                   Insurance Investments by the Borrower or any Insurance Subsidiary (including by any Subsidiary of such Insurance Subsidiary that is not itself an Insurance Subsidiary);

(g)                                  Investments by the Borrower or any of its Subsidiaries in the Borrower or any of its Subsidiaries; provided that any such transaction with or among Subsidiaries that are not Credit Parties shall be in the ordinary course of business and consistent with historic practices of the respective parties;

(h)                                 security deposits or pledges held or made in the ordinary course of business;

(i)                                     loans and advances in the ordinary course of business to employees for moving, relocation, travel or business purposes, in each case subject to compliance with the Requirements of Law not to exceed $10,000,000 in the aggregate outstanding at any time;

(j)                                    Permitted Swap Obligations;

(k)                                 Acquisitions (other than Acquisitions that constitute Investments permitted by Section 7.09(f) above or Section 7.09(l) below) for aggregate consideration in an amount not to exceed $10,000,000 in any Fiscal Year; provided that at the time of such Acquisition no Default or Event of Default shall be continuing or shall result therefrom (including any failure to be in compliance with the financial covenants calculated on a Pro Forma Basis); and

(l)                                     Investments not otherwise permitted hereby in an aggregate amount expended not to exceed $3,000,000 over the term of this Agreement.

Notwithstanding the foregoing if (A) no Default or Event of Default under any other Section of this Agreement has occurred and is continuing or would result from the making of the relevant Acquisition or Investment and (B) the Guarantee from Holdings of the Obligations is in full force and effect, then the restrictions of this Section 7.09 will not apply.

Section 7.10.            Prepayment of Certain Indebtedness; Modifications of Certain Agreements; Synthetic Purchase Agreements.

(a)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property, and including optional prepayments and open market purchases) of or in respect of principal of or interest on any Material Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Material Indebtedness, other than (i) payment of regularly scheduled principal (including reimbursements of drawn letters of credit) and interest payments as and when due in respect thereof, (ii)  to the extent the consideration thereof consists of Capital Stock (other than Disqualified Capital Stock) of the Borrower and (iii) to the extent the Borrower could make a Restricted Payment under Section 7.08(c) in an equal amount (with any payments pursuant to this subclause (iii) being deemed to be a Restricted Payment under Section 7.08(c)).  Notwithstanding the foregoing if (A) no Default or Event of Default under any other Section of this Agreement has occurred and is continuing or would result from the making of the relevant payment and (B) the Guarantee from Holdings of the Obligations is in full force and effect, then the restrictions of this Section 7.10(a) will not apply.

(b)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, (i) the subordination provisions within documents or instruments governing or evidencing any Indebtedness that is subordinated in right of payment to the Revolving Loans in any manner adverse in any material respect to the Lenders, (ii) the documents or instruments governing or evidencing any other Indebtedness or Capital Stock if such Indebtedness or Capital Stock as such documents or instruments are so amended, modified, waived or otherwise changed would not have been permitted to be incurred or issued under this Agreement.

(c)                                  The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend or modify its respective Organization Documents, other than any amendments or modifications which are not adverse in any material respect to the interests of the Lenders.

(d)                                 The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

Section 7.11.            Montpelier Re Holdings Net Worth.

Holdings shall not permit the GAAP Net Worth of Holdings and its consolidated Subsidiaries at the end of any Fiscal Quarter, to be less than 70% of the Net Worth of Holdings and its consolidated Subsidiaries as of the Closing Date.

Section 7.12.            Financial Strength Ratings.

Holdings will not permit (i) the financial strength rating of Montpelier Re from Fitch to fall below the rating of BBB+ or to be withdrawn except as a result of a merger permitted by Section 7.17 where the surviving corporation has a rating not less than BBB+ from Fitch and (ii) the financial strength rating of Montpelier Re from S&P to fall below the rating of BBB+ or to be withdrawn except as a result of a merger permitted by Section 7.17 where the surviving corporation has a rating not less than BBB+ from S&P.

Section 7.13.            BCR Holdings Net Worth.

BCR Holdings shall not permit the GAAP Net Worth of BCR Holdings and its consolidated Subsidiaries, at all times when such calculations are available and, in any event, at the end of any Fiscal Quarter, to be less than the sum of 70% of the Net Worth of BCR Holdings and its consolidated Subsidiaries as of the Closing Date.

Section 7.14.            BCR Holdings Debt to Total Capitalization Ratio.

BCR Holdings shall not permit the Debt to Total Capitalization Ratio of BCR Holdings as at the end of any Fiscal Quarter to be more than 22.5% for BCR Holdings and its consolidated Subsidiaries; provided further, that the maximum amount of Hybrid Securities eligible for equity treatment in determining the Debt to Total Capitalization Ratio (regardless of the treatment by S&P) cannot exceed 15% of Total Capitalization.

Section 7.15.            Non-Contravention of OFAC.

(a)                                 The Borrower shall not, and shall not permit any of its Subsidiaries, any of the Borrower’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of the Borrower, any of the Borrower’s or any of its Subsidiaries’ employees to be an Embargoed Person.  The Borrower shall not and shall not permit any of its Subsidiaries to, except as otherwise authorized by OFAC or permitted by a U.S. Governmental Authority or by any rule, regulation or order of a U.S. Governmental Authority, use any proceeds of the Revolving Loans, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that is an Embargoed Person.

(b)                                 Except as otherwise authorized by OFAC, the Borrower shall not, and shall not permit any of its Subsidiaries or any of the Borrower’s or any of its Subsidiaries’ respective officers or directors or, to the knowledge of the Borrower, any of the Borrower’s or any of its Subsidiaries’ employees (in the case of employees or agents, in their respective capacities as employees or agents, as applicable, of the Borrower or any of its Subsidiaries, as applicable) to (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(c)                                  No portion of any Revolving Loans shall be used, directly or indirectly, for the purposes of any transaction related to either: (i) any Embargoed Person, or any Person that is owned or controlled, directly or indirectly, by any Embargoed Person; or (ii) any country that, at the time of such transaction, is the subject of sanctions by any Authority.

Section 7.16.            Restrictive Agreements.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any of its Subsidiaries to create or permit to exist any Lien on any of its property to secure the Obligations or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to any shares of its Capital Stock or to make, repay or prepay loans or advances to the Borrower or any other

Subsidiary of the Borrower or to Dispose of assets to the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 7.16 (but shall apply to any amendment or modification, or any extension or renewal, of any such restriction or condition that has the effect of making such restriction or condition materially more restrictive), (iii) the foregoing shall not apply to restrictions that are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness permitted by this Agreement, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted to be secured hereunder (including Capitalized Lease Liabilities and Purchase Money Debt) permitted by this Agreement if such restrictions or conditions apply only to the collateral securing such Indebtedness or such other obligations permitted to be secured hereunder, (v) clause (a) of this Section shall not apply to customary provisions in leases or licenses or other contracts and agreements restricting the assignment, subletting or sublicensing thereof and (vi) this Section shall not apply to (A) any of its Subsidiaries that is not a Wholly-Owned Subsidiary with respect to restrictions and conditions imposed by such Subsidiary’s organizational documents or any related joint venture or similar agreement so long as any such restriction or condition applies only to such Subsidiary and to any Capital Stock in such Subsidiary, (B) restrictions and conditions imposed on any of its Subsidiaries in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions (x) apply only to such Subsidiary and (y) were not imposed in anticipation of the Facility, (C) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Borrower or any of its Subsidiaries and (D) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other similar agreements applicable to joint ventures.

Section 7.17.            Holding Company Activities.

Each of Holdings and Montpelier Re, will not be permitted to (a) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (b) directly or indirectly, create, assume, incur or suffer to exist any Lien on the Capital Stock of the Borrower or any of its Subsidiaries except as permitted by Section 7.02; (c) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries except as permitted by Section 7.03; (d) sell or otherwise dispose of any property in the aggregate during the term of this Agreement other than (i) sales not in excess of 10% of the Total Assets of such Person and (ii) Dispositions of Insurance Investments by any Insurance Subsidiary (or any Subsidiary of an Insurance Subsidiary) in the ordinary course of business in compliance with the policies and procedures approved by the board of directors or the investment committee (or other applicable committee) of such Insurance Subsidiary (or such Subsidiary of an Insurance Subsidiary), (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; (f) make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or SAP or (g) change the last day of its fiscal year from December 31 of each year.

Section 7.18.            Changes in Accounting Policies; Fiscal Year.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) make any change to its accounting policies or reporting practices, except as required or permitted by GAAP or SAP or (b) change the last day of its fiscal year from December 31 of each year.

Section 7.19.            ERISA.

Neither any Credit Party nor any of their respective Subsidiaries shall establish, maintain, contribute to or become obligated to contribute to or incur any liability in respect of any Plan or suffer or permit any member of the Controlled Group to do so.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01.            Events of Default.

Each of the following shall constitute an “Event of Default”:

(a)                                 Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, any amount of principal of any Revolving Loans, or (ii) within five (5) Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Representation or Warranty.  Any representation or warranty by any Credit Party made or deemed made herein or in connection with any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or contained in any certificate, document or financial or other statement by a Credit Party, any Subsidiary or any Responsible Officer, furnished at any time in connection with this Agreement or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, is incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Specific Defaults.  Any Credit Party or any of their Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.04(a), or Article 7; or

(d)                                 Other Defaults.  Any Credit Party or any of their Subsidiaries fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document on its part to be performed, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders (other than with respect to delivery of any notice required under Section 6.03 (other than Section 6.03(a)) in which case the thirty (30) day period will begin from the time such notification was required to be delivered to the Administrative Agent); or

(e)                                  Cross-Default.  (i) Any Credit Party or any of their Subsidiaries (A) fails to make any payment in respect of any Material Indebtedness (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace or cure period thereunder or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness beyond the applicable grace or cure period thereunder if the effect of such failure, event or condition is to cause, or to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Material Indebtedness to be declared to be due and payable prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event (as so defined, but in any event excluding any consensual agreement for early-termination by the parties thereto) caused by any action or inaction of a Credit Party or any of its Subsidiaries as to which any Credit Party or any of their Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than, (x) with respect to Holdings and Montpelier Re or, if the Guarantee from Holdings of the Obligations is in full force and effect, any obligation guaranteed by Holdings, $25,000,000 (in the aggregate for all such Swap Contracts) and (y) otherwise, $5,000,000 (in the aggregate for all such Swap Contracts), in each case beyond the applicable grace or cure period thereunder; or

(f)                                   Insolvency; Voluntary Proceedings.  Any Credit Party or any Subsidiary of Holdings (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) with respect to any Credit Party, Montpelier Re, BCR or ILS, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; (iv) applies for or consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, or other similar Person for itself or for a substantial part of its assets; or (v) takes any corporate action to effectuate or authorize any of the foregoing; or

(g)                                  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of a Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Credit Party’s or any of its Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated, stayed or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of a Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; (iii) any Credit Party or any Subsidiary of a Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, or other similar Person for itself or a substantial portion of its property or business; or (iv) any Credit Party or any Subsidiary of a Credit Party shall become subject to any conservation, rehabilitation or liquidation order, directive or mandate issued by any Governmental Authority; or

(h)                                 ERISA and Foreign Plans.  (i) Any Credit Party contributes to or becomes obligated to contribute to, or incurs any liability, either directly or by reason of its association with a Controlled Group member, in respect of any Plan or (ii) a Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all such other Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect; or

(i)                                     Material Judgments.  One or more judgments or decrees shall be entered against any Credit Party or any of their Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of (x) with respect to Holdings and Montpelier Re, $25,000,000 or more and (y) otherwise, $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, or any action shall be taken by a judgment creditor to attach or levy upon any asset of any Credit Party or any of their Subsidiaries to enforce any such judgment or decree; or

(j)                                    Material Regulatory Matters.  (i) any Insurance Subsidiary’s ability to pay fees to its Affiliates under existing agreements (or extensions of existing agreements) shall be restricted (due to actions of any Governmental Authority), other than by restrictions relating to the ability to pay such fees that apply generally to other insurance companies domiciled in such Insurance Subsidiary’s state of domicile under the insurance law of such state, (ii) in any Fiscal Year, any Insurance Subsidiary’s ability to pay dividends to its stockholders is restricted in any manner (due to actions of any Governmental Authority), other than by restrictions relating to dividends that apply generally to other insurance companies domiciled in such Insurance Subsidiary’s state of domicile under the insurance law of the state or (iii) any one or more insurance licenses of the Credit Parties or any of their Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and in the cases of subclauses (i) through (iii) above, such event or condition, together with all other such events or conditions, could reasonably be expected to have a Material Adverse Effect; or

(k)                                 Change of Control.  There occurs any Change of Control; or

(l)                                     Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Credit Party denies in writing that it has any further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(m)                             Restraint on Business.  (i) Any Credit Party or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and could reasonably be expected to result in a Material Adverse Effect, or the taking of any action by a regulatory authority to obtain control of any Credit Party or any of their Subsidiaries or a substantial part of its assets (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof).

Section 8.02.  Remedies.

If any Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)                                 declare the obligation of each Lender to make extensions of the Revolving Loans to be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon such outstanding principal amount of the Revolving Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 8.01(f) or Section 8.01(g) with respect to a Credit Party (upon the expiration of the 60-day period mentioned therein, if applicable), the obligation of each Lender to make Revolving Loans shall automatically terminate and the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 8.03.  Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9
THE ADMINISTRATIVE AGENT

Section 9.01.  Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions (other than

Sections 9.06 and 9.09).  Each of the Lenders hereby irrevocably appoints RBC Capital Markets to act as Arranger.  Anything herein to the contrary notwithstanding, the Arranger will not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in its capacity as the Administrative Agent or a Lender hereunder.

Section 9.02.  Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.  Exculpatory Provisions.

No Agent-Related Person shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent-Related Person:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that, with respect to the Administrative Agent, it is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent-Related Person shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent-Related Person to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to Holdings or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, any Agent-Related Person or any of their respective Affiliates in any capacity.

No Agent-Related Person shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent-Related Person shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of such Agent-Related Person’s own gross negligence or willful misconduct.  No Agent-Related Person shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent-Related Person by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent-Related Person.

Section 9.04.  Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.  Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Section 9.06.  Resignation of Administrative Agent.

The Administrative Agent may resign, upon thirty (30) days’ prior notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07.  Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.  Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.09.  Indemnification of Agent-Related Persons.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Revolving Loans held on the date on which indemnification is sought, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse each Agent-Related Person upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent-Related Person in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent-Related Person is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Administrative Agent or any Agent-Related Person.

Section 9.10.  Withholding Tax.

To the extent required by any applicable law, the Administrative Agent shall withhold from any payment to any Lender an amount equal to any applicable withholding Tax.  If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article 9.  The agreements in this Article 9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loans and the repayment, satisfaction or discharge of all obligations under this Agreement.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

ARTICLE 10
MISCELLANEOUS

Section 10.01.                   Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required

Lenders stating that the Required Lenders object to such amendment; provided, further, that no such amendment, waiver or consent shall:

(a)                                 extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)                                 postpone or delay the maturity of the Revolving Loans or any date for the payment of any interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document, or reduce the amount of, or rate, as applicable, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (other than as a result of waiving (i) an Event of Default in accordance with the terms hereof, (ii) default interest hereunder to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders) or (iii) a mandatory prepayment to be made hereunder;

(c)                                  amend the definition of “Required Lenders” or “Pro Rata Share” without the consent of each Lender directly and adversely affected thereby;  provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date without the written consent of each Lender;

(d)                                 amend the definition of “Interest Period” to permit Interest Periods with a duration of longer than six months without the written consent of each Lender;

(e)                                  release any Guarantor from the Guarantee, except as expressly permitted under the Loan Documents, without the written consent of each Lender;

(f)                                   amend this Section 10.01 without the written consent of each Lender;

(g)                                  subject to Section 2.12(d), change Section 2.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(h)                                 consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document without the written consent of each Lender;

(i)                                     increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(j)                                    amend, modify, terminate or waive any provision of the Loan Documents as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent without the consent of the Administrative Agent;

provided, further, that (i) no such agreement shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (except with respect to the removal of the Administrative Agent) and (ii) any fee agreement referred to in Section 2.07 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for any amendment, waiver or consent pursuant to Section 10.01(a), (b) or (c).

Section 10.02.                   Notices.

(a)                                 Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic transmission).  All such written notices shall be mailed, emailed, faxed or delivered to the applicable address, facsimile number (provided that any matter transmitted by the Borrower by facsimile (1) shall be promptly confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and (2) shall be followed promptly by delivery of a hard copy original thereof) or (subject to clause (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any other Credit Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile or electronic mail, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Electronic Communications:

(1)                                 Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (i) of notification that such notice or communication is available and identifying the website address therefor.

(2)                                 Holdings and each of its Subsidiaries understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent.

(3)                                 The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agent-Related Persons warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent-Related Persons in connection with the Platform or the Approved Electronic Communications.

(4)                                 Holdings, each of its Subsidiaries and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(5)                                 Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)                                  The Agent-Related Persons and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, out-of-pocket expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not, as to any such Person, be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.                   No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.04.                   Costs and Expenses.

The Borrower agrees (a) to pay or reimburse each Agent-Related Person for all reasonable costs and out-of-pocket expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement, the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which Attorney Costs in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents shall be limited to the reasonable fees and reasonable disbursements of Milbank, Tweed, Hadley & McCloy LLP and, if reasonably necessary (in the sole discretion of the Arranger), a single local counsel in each appropriate jurisdiction and a single insurance regulatory counsel for the Administrative Agent and (b) to pay or reimburse each Agent-Related Person and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including, but not limited to this Section 10.04) or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including in any Insolvency Proceeding or appellate proceeding), including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.  All amounts due under this Section 10.04 shall be payable within ten (10) Business Days after written demand therefor.  The agreements in this Section 10.04 shall survive the repayment of the Revolving Loans and the other Obligations.

Section 10.05.                   Borrower Indemnification; Damage Waiver.

(a)                                 Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and the directors, officers, employees, counsel, agents and partners (to the extent such Person is a partnership) of such Persons and Affiliates involved with the Transactions (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, charges and costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever (including those arising from or relating to any environmental matters) that may at any time be imposed on, incurred by or asserted against any such Indemnified Person by any third party or by the Borrower or any other Credit Party in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Commitment or Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any Environmental Liability related to Holdings or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person in connection with or as a result of the transactions hereunder or (B) arise out of or are in connection with any claim, litigation, loss or proceeding not involving an act or omission of Holdings or any of its Subsidiaries (other than an Indemnified Person) and that is brought by an Indemnified Person against another Indemnified Person (other than against the Administrative Agent or the Arranger in their capacity as such or any other Indemnified Person in performing the services that are the subject of the Loan Documents).  No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) to the extent such damages have resulted from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties as determined by a court of competent jurisdiction by a final and nonappealable judgment.  No Indemnified Person will have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnified Person’s activities related to the transactions hereunder.  All amounts due under this Section shall be payable within thirty (30) days after written demand therefor together with, if requested by the Borrower, backup documentation supporting such indemnification request.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

(b)                                 No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for any direct damages (and specifically excluding indirect, consequential, special or punitive damages) to the extent such damages have resulted from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties as determined by a court of competent jurisdiction by a final and nonappealable judgment.

Section 10.06.                   Marshaling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of Lenders), or any Administrative Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or the proceeds of such enforcement or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

Section 10.07.                   Assignments, Successors, Participations, Etc.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or (ii) by way of participation in accordance with the provisions of Section 10.07(d) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (as defined below) to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and Revolving Loans at the time owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Revolving Loan and any related Revolving Commitments)); provided that:

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans or Revolving Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned under the Facility;

(iii)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; such Assignment and Assumption to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually) and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; and

(iv)                              if the Eligible Assignee shall not be a Lender, (i) the relevant assignor, at the time that it notifies the Administrative Agent of such proposed assignment, shall deliver to the Administrative Agent a duly executed form W-9 of the proposed Eligible Assignee and (ii) such Eligible Assignee shall deliver to the Administrative Agent an administrative questionnaire, in the form prescribed by the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, (provided that, with respect to circumstances in effect on the effective date of such Assignment and Assumption, an Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive had the assignment not taken place) and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Loan Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal and interest amounts of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and each Lender (with respect to its own interests in the Facility only) at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, Holdings or any Affiliate or Subsidiary of the Borrower or Holdings) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Except to the extent limited by Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 (subject to the limitations and requirements of such Sections (including Section 3.01(e)) and Section 3.07, as if such Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.07(d) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Revolving Loans or other obligations under the Loan Documents (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Revolving Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant; provided that this Section 10.07(e) shall not apply if the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Loan Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.08.                   Confidentiality.

Each Lender shall maintain the confidentiality of all information provided to it by Holdings or any Subsidiary, or by the Administrative Agent on Holdings’ or such Subsidiary’s behalf, under this Agreement or any other Loan Document, it being understood and agreed by the Credit Parties that, in any event, the Administrative Agent may disclose such information to the Lenders and each Lender may make disclosures thereof to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender in breach of the provisions of this Section 10.08, or (ii) was or becomes available on a non-confidential basis from a source other than Holdings or its Subsidiaries; provided that such source is not bound by a confidentiality agreement with Holdings known to the Lender; provided, further, that any Lender may disclose such information (a) at the request or pursuant to any requirement of any Governmental Authority or representative thereof to which the Lender is subject (including the NAIC) or in connection with an examination of such Lender by any such authority; (b) pursuant to subpoena or other court process; (c) when required to do so in accordance with the provisions of any applicable Requirement of Law; (d) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (f) to such Lender’s independent auditors and other professional advisors on a confidential basis; (g) to any Participant, Lender or Eligible Assignee, actual or potential; provided that such Person agrees to be bound by the terms of this Section 10.08 (or language substantially similar to this Section 10.08) which agreement may be pursuant to customary syndication practice; (h) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which Holdings or any Subsidiary is party with such Lender or such Affiliate; (i) to its Affiliates and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and who have been informed of the confidential nature thereof (and to other Persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.08); (j) to any other party to this Agreement; (k) to any pledgee referred to in Section 10.07(f) or any direct or indirect contractual counterparty or prospective counterparty (or such counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of the Credit Parties or any of its Subsidiaries who have been informed of the confidential nature of the information; and (l) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Loans.  In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, and on a need to know and confidential basis, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  In the case of confidential information received from Holdings or any Subsidiary after the date hereof, such information shall be clearly identified at the time of delivery as confidential.  In the case of clauses (b) and (c), the disclosing party shall give notice of such disclosure to the Borrower, to the extent not prohibited by any Requirement of Law.

Section 10.09.                   Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided that neither any Lender nor any of its Affiliates shall be entitled to exercise any such set off with respect to any trust, tax reserve or payroll account.  Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10.                   Notification of Addresses, Lending Offices, Etc.

Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 10.11.                   Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic transmission (e.g., “.pdf’ or “.tif”) shall be effective as delivery of an original executed counterpart hereof.

Section 10.12.                   Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf, and shall continue in full force and effect as long as the Revolving Loans or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13.                   Severability.

If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.14.                   Replacement of Defaulting Lenders and Non-Consenting Lenders.

If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Administrative Agent shall have received the assignment fee specified in Section 10.07(b) from the Borrower; and

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(c), 3.01, 3.03 and 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price.  In connection with any such assignment the Borrower, the Administrative Agent, such Defaulting Lender or such Non-Consenting Lender and the replacement Lender shall otherwise comply with this Section 10.14; provided that if such Defaulting Lender or such Non-Consenting Lender does not comply with this Section 10.14 within one Business Day after the Borrower’s request, compliance with this Section 10.14 shall not be required to effect such assignment.

Section 10.15.                   Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints National Registered Agents, Inc., having an address as of the Closing Date of 111 Eighth Avenue, New York, NY 10011, as agent for service of process of each such Credit Party in any matter related to this Agreement or the other Loan Documents.  Nothing in any Loan Document shall affect any right that any Lender or the Administrative Agent may otherwise have to bring any action or proceeding relating to any Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section.  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)                                 Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.16.                   Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 10.17.                   USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

Section 10.18.                   Entire Agreement.

This Agreement, together with the other Loan Documents and any separate agreements with respect to fees payable to the Administrative Agent, embodies the entire agreement and understanding among the Credit Parties, the Lenders and the Administrative Agent and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 10.19.                   Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.20.                   Obligations Several; Independent Nature of Lenders Right.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.21.                   No Fiduciary Duty.

The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 10.22.                   Judgment Currency.

(a)                                 This is an international loan transaction in which the specification of a particular currency (the “Specified Currency”) and place of payment (the “Specified Place”) is of the essence, and the obligation of each Credit Party under this Agreement to make payment to or for account of a Guaranteed Party in the Specified Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Guaranteed Party in the Specified Place of the full amount of the Specified Currency payable to such Guaranteed Party under this Agreement.

(b)                                 If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Judgment Currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Specified Currency at the principal office of the Administrative Agent in the Specified Place with the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any Guaranteed Party (the “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer of the Specified Currency to the Specified Place with the amount of the judgment currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

BLUE CAPITAL REINSURANCE HOLDINGS LTD., as Borrower

By:
Name:
Title:

[Credit Agreement]

GUARANTORS

MONTPELIER RE HOLDINGS LTD.

By:
Name:
Title:

[Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:
Name:
Title:

[Credit Agreement]

Appendix A

Revolving Commitments

Lender	Revolving Commitment
Royal Bank of Canada	$20,000,000
Total	$20,000,000